As filed with the Securities and Exchange Commission on February 9, 2005
Registration No. 333-122032

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Solectron Corporation

(Exact name of Registrant as specified in its charter)

Delaware	3670	94-2447045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

847 Gibraltar Drive

Milpitas, California 95035
(408) 957-8500
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Kiran Patel

Executive Vice President and Chief Financial Officer
Solectron Corporation
847 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel J. Weiser, Esq. Alexander E. Kolar, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Thomas J. Ivey, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Suite 1100 Palo Alto, California 94301 (650) 470-4500

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered	Unit or Share(1)	Offering Price(1)	Registration Fee

0.50% Convertible Senior Notes, Series B due 2034 (“New Notes”)	$450,000,000	100%	$450,000,000	$52,965(3)

Common Stock, $0.001 par value	46,551,060(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933. The price per unit is based on the book value of the currently outstanding 0.50% Convertible Senior Notes due 2034 as of January 12, 2005.

(2)	Represents the maximum number of shares of common stock, and associated preferred stock purchase rights, that may be issued upon conversion of the new notes registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

(3)	Previously paid.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Not Yet Effective. Dated February 9, 2005.

Solectron Corporation

Offer to Exchange

$450,000,000 Principal Amount of its 0.50% Convertible Senior Notes, Series B due 2034
Plus up to $1,125,000 in Cash ($2.50 per $1,000 Principal Amount) for any or all of its Outstanding 0.50% Convertible Senior Notes due 2034 subject to the terms and conditions described in this prospectus

The Exchange Offer

       Solectron Corporation is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $1,000 principal amount of our newly issued 0.50% Convertible Senior Notes, Series B due 2034, which we refer to as the new notes, and $2.50 in cash, which we refer to as the cash consideration, for each $1,000 principal amount of validly tendered and accepted outstanding 0.50% Convertible Senior Notes due 2034, which we refer to as the outstanding notes.

•	The exchange offer expires at midnight, New York City time, on February 10, 2005, which date we refer to as the expiration date, unless earlier terminated or extended by us.

•	Tenders of outstanding notes may be withdrawn at any time before midnight, New York City time, on the expiration date of the exchange offer.

•	As explained more fully in this prospectus, the exchange offer is subject to the exchange not resulting in any adverse tax consequences to us and certain other customary conditions, which we may waive.

The New Notes

•	Comparison: The terms of the new notes differ from the terms of the outstanding notes in the following ways:

•	The new notes are convertible into cash or, at our election, cash and shares of our common stock, in each case having a combined aggregate value equal to the conversion rate multiplied by the applicable stock price described in this prospectus, subject to adjustment, under the circumstances and during the periods described in this prospectus. The outstanding notes are convertible in accordance with their terms only into shares of our common stock, other than fractional shares which may be settled in cash.

•	The conversion rate will be increased if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control as described in this prospectus, subject to certain exceptions.

•	Maturity: The new notes will mature on February 15, 2034.

•	Regular Interest Payments: We will pay regular interest in cash at 0.50% per annum on the principal amount of the new notes on each February 15 and August 15 beginning on August 15, 2005, as described in this prospectus.

•	Ranking: The new notes will be our general, unsecured obligations and will rank equally with all of our existing and future unsubordinated, unsecured obligations.

•	Redemption by Solectron: On or after February 20, 2011, we will have the option to redeem any or all of the new notes at a price equal to 100% of their principal amount as described in this prospectus under the caption “Description of the New Notes — Optional Redemption by Solectron.”

•	Optional Repurchase: You may require us to repurchase all or a portion of your new notes on February 15 of each of 2011, 2014, 2019, 2024 and 2029 at a price equal to 100% of the principal amount of the new notes as described below under “Description of the New Notes — Purchase of New Notes at the Option of the Holder.”

•	Repurchase Upon a Change in Control: If we experience a change in control, you will have the right to require us to repurchase your new notes as described in this prospectus under the caption “Description of the New Notes — Repurchase at Option of Holders Upon a Change in Control.” Holder of new notes submitted for repurchase upon a change in control will be entitled to convert the new notes up to and including the business day immediately preceding the date fixed for repurchase.

       See “Risk Factors” beginning on page 19 to read about factors you should consider before tendering your outstanding notes in exchange for new notes.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

       The dealer manager for the exchange offer is:

Goldman, Sachs & Co.

Prospectus dated                   , 2005.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
MARKET DATA
EXHIBIT 23.1

       You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

       This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission, or the SEC, but have not included in, or delivered with, this prospectus. For a listing of the documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled “Additional Information” on page 78. We will provide you with copies of this information, without charge, upon written request to:

Solectron Corporation

847 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
Attention: Investor Relations

       To obtain timely delivery of requested documents before the expiration of the exchange offer, you should request them no later than February 4, 2005, which is five business days before the date the exchange offer expires.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors appearing in this prospectus in evaluating an investment in the new notes or the common stock issuable upon conversion of the new notes. The information contained in or incorporated by reference into this prospectus includes forward-looking statements relating to matters including, but not limited to:

•	future sales and operating results;

•	our anticipation of the timing and amounts of our future obligations and commitments;

•	our belief that our cash and cash equivalents, lines of credit and cash to be generated from continuing operations will be sufficient for us to meet our obligations for the next twelve months;

•	the capabilities and capacities of our business operations;

•	the anticipated financial impact of recent and future acquisitions and divestitures and the adequacy of our provisions for indemnification obligations pursuant to such transactions;

•	our belief that our current environmental liability exposure related to our facilities will not be material to our business, financial condition or results of operations; and

•	various other forward-looking statements based on the expectations of our management as of the date of this prospectus.

       Our forward-looking statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” and other similar words and statements and variations or negatives of these words. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

       Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from anticipated outcomes. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future events, plans or expectations contemplated by us will be achieved. Furthermore, past performance in operations and the prices of our securities are not necessarily indicative of future performance.

       We caution you that forward-looking statements speak only as of the date made. You should carefully review the risk factors included in other reports or documents filed by us from time to time with the SEC, particularly our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed with the SEC after our most recent 10-K.

ii

SUMMARY

       This summary highlights information contained, or incorporated by reference, in this prospectus. It is qualified in its entirety by the more detailed information contained, or incorporated by reference, in this prospectus. You should read the full text of, and consider carefully the more specific details contained, or incorporated by reference, in this prospectus before you decide whether to tender your outstanding notes in the exchange offer. In addition, you should carefully consider the information set forth or referred to under the heading “Risk Factors.” Unless the context otherwise requires or we state otherwise, the terms “Solectron,” “we,” “us” and “our” refer to Solectron Corporation, a Delaware corporation, together with its subsidiaries.

Solectron Corporation

       We provide electronics supply chain services to original equipment manufacturers (OEMs) around the world. These companies contract with us to build their products or to obtain services related to product design, manufacturing and post-manufacturing requirements. We primarily design, build and service products that carry the brand names of our customers.

       We serve several electronics products and technology markets. Much of our business is related to the following products:

•	Computing and storage equipment, including servers, storage systems, workstations, notebooks, and peripherals;

•	Networking equipment such as routers and switches that move traffic across the Internet;

•	Communications equipment, including wireless and wireline infrastructure products;

•	Consumer products such as cellular phones, set-top boxes and personal/handheld communications devices;

•	Automotive electronics systems, including audio and navigation systems, system control modules, and body electronics;

•	Industrial products, including semiconductor manufacturing and test equipment, wafer fabrication equipment controls, process automation equipment and home appliance electronics controls;

•	Medical products such as X-ray equipment, ultrasound fetal monitors, MRI scanners, blood analyzers, ECG patient monitors, surgical robotic systems, HPLCs, spectrometers and laser surgery equipment; and

•	Other electronics equipment and products.

       Our customers include many of the world’s leading technology companies, such as Cisco Systems, Ericsson, Hewlett-Packard, IBM, Lucent Technologies, Motorola, NEC, Nortel Networks and Sun Microsystems.

       We have a comprehensive range of services designed to meet customer supply chain needs throughout the product life cycle. Our services include:

•	Collaborative design;

•	Design for Six Sigma and manufacturability;

•	Design for cost reduction;

•	Product launch;

•	Product life extension;

•	Sustaining engineering;

•	Printed circuit board assembly (PCBA) and subsystem manufacturing;

•	Systems assembly and test;

•	Product fulfillment;

•	Repair;

•	Product logistics; and

•	End-of-life product support.

       We bring these services together to provide integrated supply chain solutions for our customers. By utilizing our services, customers gain cost, time and quality advantages that help improve their competitiveness and enable them to focus on their core competencies of sales, marketing, and research and development.

       We were originally incorporated in the State of California in August 1977. In February 1997, we reincorporated in Delaware. Our principal executive offices are located at 847 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500 and our internet address is www.solectron.com. The information contained or incorporated in our website is not a part of, or incorporated into, this prospectus and should not be relied upon in deciding whether or not to accept the exchange offer by tendering outstanding notes for new notes and the cash consideration.

The Exchange Offer

Background	We issued the outstanding notes in February 2004 in a transaction exempt from the registration requirements of the Securities Act. In April 2004, we filed a registration statement on Form S-3 (File No. 333-114447), which became effective in July 2004, covering resales from time to time by selling securityholders of our outstanding notes and shares of our common stock issuable upon conversion of the outstanding notes. In the event that any outstanding notes that have not been resold under the resale registration statement remain outstanding after the exchange offer, we are required to keep that registration statement open no later than February 17, 2006 as required by the registration rights agreement related to the outstanding notes. We commenced this exchange offer on January 13, 2005 for the reasons stated below. The following is a brief summary of the terms of the exchange offer. For a more complete description, see the section of this prospectus entitled “The Exchange Offer.”

Purpose of the Exchange Offer	The purpose of this exchange offer is to exchange outstanding notes for new notes with certain different terms. The Financial Accounting Standards Board’s (“FASB”) adoption of Emerging Issues Task Force (“EITF”) EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of the outstanding note, requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the outstanding notes into our reported shares of common stock outstanding using the “if converted” method, whether or not the outstanding notes may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the outstanding notes to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the outstanding notes had been converted into common stock at the beginning of the reporting period. EITF 04-8 requires restatement of earnings per share using this methodology for every reporting period since the outstanding notes were issued in February 2004 even though none of the conditions permitting conversion had been met. If none of the outstanding notes are exchanged for the new notes, for every quarter beginning with the second quarter of fiscal 2004, when the outstanding notes were issued and we had income from continuing operations, we would include an additional 46.6 million shares in diluted weighted average shares outstanding which is less than 5% of the weighted average shares outstanding. Additionally, in those same periods, we would also add back to net income after-tax interest expense of approximately $1 million for the second quarter of fiscal 2004 and approximately $1 million for each quarter thereafter. This restatement would reduce our previously reported diluted earnings per share by less than $0.01 for the quarter ended November 26, 2004 and would not change the previously reported diluted (loss) earnings per share for the other quarters since the second quarter of fiscal 2004. Assuming the exchange of substantially all of the outstanding notes for the new notes, in future reporting periods we expect our reported diluted earnings per share will be slightly higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation. For a more detailed description of these differences, see the section of this prospectus entitled “Summary — Material Differences Between the Outstanding Notes and the New Notes.”

The terms of the new notes will have a net share settlement feature requiring us to settle all conversions for cash and, in certain circumstances and at our option, shares of our common stock. By committing to pay a portion of the consideration upon conversion of the new notes in cash, we will be able to account for the new notes under the treasury stock method as if the new notes were outstanding since February 2004, when the outstanding notes were issued. Under this method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not be increased until the closing sale price of our common stock exceeds the base conversion price of the new notes (initially $9.67 per share). Whenever the closing sale price of our common stock exceeds the base conversion price, the number of additional shares will be determined by the following formula:

[	(closing sale price on the last trading day of the applicable reporting period × applicable conversion rate) - $1,000 closing sale price on the last trading day of the applicable reporting period	]	×	the number of outstanding new notes

The Exchange Offer	We are offering to exchange $1,000 principal amount of new notes and $2.50 in cash for each $1,000 principal amount of outstanding notes accepted for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to the exchange not resulting in any adverse tax consequences to us and certain other customary conditions, including that the registration statement and any post-effective amendment to the registration statement covering the new notes be effective under the Securities Act of 1933. See the section of this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration Date	The exchange offer will expire at midnight, New York City time, on February 10, 2005, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than

9:00 a.m., New York City time, on the business day immediately following the scheduled expiration of the exchange offer.

Withdrawal of Tenders	Tenders of outstanding notes may be withdrawn by a request in writing at any time prior to midnight, New York City time, on the expiration date.

Procedures for Exchange	In order to exchange outstanding notes, you must tender the outstanding notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own outstanding notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct your custodian to tender the outstanding notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus. We will determine in our reasonable discretion whether any outstanding notes have been validly tendered. Outstanding notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, which we refer to as DTC, Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender outstanding notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

We will deposit the cash consideration for the exchange offer with the exchange agent prior to the settlement date for the exchange offer, which will be promptly after the expiration date.

If you decide to tender outstanding notes in the exchange offer, you may withdraw them at any time prior to the expiration date. If we decide for any reason not to accept any outstanding notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see pages 36 through 45 for instructions on how to exchange your outstanding notes for new notes.

Acceptance of Outstanding Notes	We will accept all outstanding notes validly tendered and not withdrawn as of the expiration date and will issue the new notes promptly after the expiration date, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept outstanding notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of outstanding notes into the ex-

change agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of all validly tendered outstanding notes in the exchange offer.

Amendment of the Exchange Offer	We reserve the right not to accept any of the outstanding notes tendered, and otherwise to interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which outstanding notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Outstanding notes that are validly tendered and exchanged for new notes pursuant to the exchange offer will be retired and canceled.

Fees and Expenses of the Exchange Offer	We estimate that the approximate total cost of the exchange offer, assuming all of the outstanding notes are exchanged for new notes, will be approximately $3.2 million.

Taxation	The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the new notes are not entirely clear because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer. The modifications to the outstanding notes resulting from the exchange of outstanding notes for new notes should not constitute a significant modification of the outstanding notes for U.S. federal income tax purposes. Assuming that this position is correct, the new notes should be treated for tax purposes as a continuation of the outstanding notes and, except for the cash consideration, there should be no U.S. federal income tax consequences to a holder who exchanges outstanding notes for new notes pursuant to the exchange offer. There is no statutory, administrative or judicial authority that specifically addresses a payment of cash consideration to the holders of notes as part of a transaction such as the exchange offer. Although the matter is not free from doubt, the payment of the cash consideration should be treated as ordinary income to holders participating in the exchange offer. Accordingly, unless an exception applies, we intend to withhold tax at a rate of 30% from the payment of the cash consideration to any non-U.S. holder participating in the exchange.

If the exchange were to constitute a significant modification, the exchange should be characterized as a non-taxable recapitalization in which an exchanging holder, except for the cash consideration, would not recognize gain or loss but may be required to accrue, in each year in which such holder holds the new notes, a greater amount of interest for U.S. federal income tax purposes than such holder would otherwise have been required to accrue on the outstanding notes.

See the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations” beginning on page 69.

Outstanding Notes Not Tendered or Accepted for Exchange	Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of this exchange offer. If you do not exchange your outstanding notes in this exchange offer, or if your outstanding notes are not accepted for exchange, you will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes.

Dealer Manager	Goldman, Sachs & Co. is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange Agent	U.S. Bank National Association is the exchange agent for this exchange offer. Its address and telephone number is located in the section on the back cover of this prospectus.

Information Agent	Georgeson Shareholder Communications Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Material Differences Between the Outstanding Notes and the New Notes

       The material differences between the outstanding notes and the new notes are illustrated in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the outstanding notes and the new notes, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the new notes, see the section of this prospectus entitled “Description of the New Notes.”

	Outstanding Notes	New Notes

Settlement Upon Conversion	Upon conversion of the outstanding notes, we will deliver shares of our common stock at the applicable conversion rate.	Upon conversion of the new notes, we will deliver, in respect of each $1,000 principal amount of new notes:

• cash in an amount (the “principal return”) equal to the lesser of (1) the principal amount of each new note to be converted and (2) the “conversion value,” which is equal to (a) the applicable conversion rate, multiplied by (b) the applicable stock price, as defined under “Description of the New Notes — Conversion Rights — Conversion Settlement,” and

• if the conversion value is greater than the principal amount of each new note, at our election, a number of shares of our common stock (the “net shares”) equal to the sum of the daily share amounts, calculated as described under “Description of the New Notes — Conversion Rights — Conversion Settlement,” or a cash amount equal to the sum of the daily cash amounts, calculated as described under “Description of the New Notes — Conversion Rights — Conversion Settlement.”

Outstanding Notes	New Notes

Accounting Treatment	On October 13, 2004, the FASB ratified EITF 04-8. EITF 04-8 requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the outstanding notes into our reporting shares of common stock outstanding using the “if converted” method, whether or not the outstanding notes may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the outstanding notes to net income for each reporting period that we have income from continuing operations, and include the potential issuable shares as if the outstanding notes had been converted into common stock at the beginning of the reporting period. EITF 04-8 requires restatement of earnings per share using this methodology for every reporting period since the outstanding notes were issued in February 2004 even though none of the conditions permitting conversion had been met. For every quarter beginning with the second quarter of fiscal 2004, when the outstanding notes were issued and we had income from continuing operations, we would include an additional 46.6 million shares in diluted weighted average shares outstanding which is less than 5% of the weighted average shares outstanding. Additionally, in those same periods, we would also add back to net income after-tax interest expense of approximately $1 million for the second quarter of fiscal 2004 and approximately $1 million for each quarter thereafter. This restatement would reduce our previously reported diluted earnings per share by less than $0.01 for the quarter ended November 26, 2004 and would not change the previously reported diluted (loss) earnings per share for the other quarters since the second quarter of fiscal 2004.	As the terms of the new notes require us to settle the par value of the notes in cash and deliver shares or cash only for the difference between the stock price on the date of conversion and the conversion price (initially $9.67 per share), Generally Accepted Accounting Principles in the United States of America (GAAP) require us to use the treasury stock method to calculate diluted earnings per share, as if the new notes were outstanding since February 2004, when the outstanding notes were issued. The treasury stock method requires us to include in our calculation of diluted earnings per share, shares issuable if the new notes were to be converted at the end of the reporting period. After-tax interest expense is not added back to net income for purposes of calculating diluted earnings per share under the treasury stock method. Under the treasury stock method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not be increased unless the closing sale price of our common stock at the end of a reporting period exceeds the base conversion price of the new notes. Whenever the closing sale price of our common stock at the end of a reporting period exceeds the base conversion price, the number of additional shares will be determined by the formula noted below.

As our stock price was less than $9.67 per share at the end of each reporting period since the outstanding notes were issued in February 2004, for purposes of restating diluted earnings per share for fiscal 2004 and fiscal 2005 in accordance with GAAP, we would not include any additional shares in diluted weighted average shares outstanding. Therefore, the restatement would have no impact on our previously reported diluted earnings per share.

Outstanding Notes	New Notes

The conditions for conversion of the new and outstanding notes are not materially different and, for the new notes, are described under “Description of the New Notes — Conversion Rights.”

[	(closing sale price on the last trading day of the applicable reporting period × applicable conversion rate) - $1,000 closing sale price on the last trading day of the applicable reporting period	]	×	the number of outstanding new notes

Risks Associated with the Outstanding Notes and the New Notes	Apart from the differences appearing in the paragraph to the right, in general, the risks associated with the outstanding notes and the new notes are the same. See the section entitled “Risk Factors.”	In general, the risks associated with the outstanding notes and the new notes are the same. As a result of the cash settlement feature of the new notes, however, we may not have the funds or the ability to raise the funds necessary to finance the conversion of the new notes or the purchase of the new notes if required by the holders pursuant to the indenture. Also, since the new notes are a new issue of securities and there is no condition as to the minimum amount of outstanding notes that must be tendered in the exchange offer, we cannot assure you that an active trading market for the new notes will develop or be sustained or that the new notes will have sufficient liquidity to avoid price volatility and trading disadvantages. See the section entitled “Risk Factors — Risks Related to the New Notes and the Outstanding Notes” and “— Risks Related to the New Notes and the Exchange Offer.”

Securities Act Registration	Outstanding notes bearing CUSIP No. 834182 AR 8 are restricted securities under Rule 144 of the Securities Act, and may not be offered or sold in the public market absent registration under the Securities Act or an exemption from Securities Act registration. Outstanding notes bearing CUSIP No. 834182 AS 6 are freely transferable by the	The new notes will be freely transferable by the holders thereof, unless such holders are our affiliates.

	Outstanding Notes	New Notes

holders thereof, unless such holders are our affiliates.

Adjustment to the Conversion Rate Upon a Change in Control	None.	If we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control prior to February 15, 2011 (as described under “Description of the New Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Change in Control”) we will increase the conversion rate for the new notes surrendered for conversion by a number of additional shares, which we refer to as the “additional shares”, as described below, subject to certain exceptions, provided, however, that no increase will be made in the case of a change in control if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such change in control transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq Stock Market or a successor automated over-the- counter trading market in the United States (or that will be so traded or quoted immediately following the transaction).
The number of additional shares will be determined based on the effective date of the change in control and the price (the “stock price”) paid per share of our common stock in such change in control transaction. A description of how the number of additional shares will be determined and a table showing the additional share amounts at various stock prices and change in control effective dates appears under “Description of the New Notes — Conversion

Outstanding Notes	New Notes

Rights — Adjustment to Conversion Rate Upon a Change in Control.” In no event will the conversion rate (taking into account any increases in the conversion rate for the additional shares) exceed 186.5468 per $1,000 principal amount of new notes, subject to adjustment.

The New Notes

New Notes offered	$450,000,000 aggregate principal amount of 0.50% Convertible Senior Notes, Series B due 2034.

Maturity	February 15, 2034.

Interest	The new notes bear interest at an annual rate of 0.50% of principal amount. We will pay interest on the new notes on February 15 and August 15 of each year, commencing on August 15, 2005.

Conversion	Unless we have previously redeemed, purchased or repurchased the new notes, you will have the right, at your option, to convert your new notes, in whole or in part, into cash and, under certain circumstances, shares of our common stock, subject to adjustments described herein, initially at a rate equal to 103.4468 shares of common stock per $1,000 principal amount of notes (which is equivalent to an unadjusted conversion price of approximately $9.67 per share), as follows:

• if, on or prior to February 15, 2029, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the eleventh trading day of any fiscal quarter is more than 120% of the then current conversion price of the new notes (which is equivalent to an unadjusted price per share of common stock of approximately $11.60), then you will have such conversion right until and including the eleventh trading day of the following fiscal quarter;

• if, on any date after February 15, 2029, the closing sale price of our common stock is more than 120% of the then current conversion price of the new notes (which is equivalent to an unadjusted price per share of common stock of approximately $11.60), then you will have such conversion right at all times thereafter;

• if we elect to call the new notes for redemption on or after February 20, 2011, then you will have the right to convert the new notes (or the portion of the new notes called for redemption if fewer than all) from the date of the notice of redemption until the close of business on the business day immediately prior to the redemption date;

• if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the trading day immediately preceding the declaration for such distribution, then once we have given notice to you of such event, you will have such conversion right until a specified date unless you may participate in the distribution without converting;

• if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per common share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration for such distribution, then once we have given notice to you, you will have such conversion right until a specified date unless you may participate in the distribution without converting; or

• if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control, as that term is defined in this prospectus under the caption entitled “Description of the New Notes — Repurchase at Option of Holders Upon a Change in Control,” or such an event occurs that would have been a change in control but for one or more of the exceptions to the definition of change in control as specified under the caption entitled “Description of the New Notes — Conversion Rights,” then you will have such conversion right beginning 15 days prior to the anticipated effective date of the transaction until 15 days following its effective date.

The most recent date on which the sale price of our common stock was at or above $11.60 was February 1, 2002.

You may also convert your new notes for the five business day period after any five consecutive trading-day period in which the average trading prices for the new notes for such five trading-day period was less than 95% of the average reference period conversion value (as defined in this prospectus under the section “Description of the New Notes — Conversion Rights”) for the new notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price on the new notes and less than or equal to 120% of the then current conversion price of the new notes, you surrender your new notes for conversion and the new notes are not otherwise convertible, you will receive cash with a value equal to the principal amount of your new notes on such conversion date.

The conversion rate is subject to adjustment upon certain events.

Settlement upon conversion	Subject to certain exceptions, if a holder surrenders new notes for conversion, such holder will receive, in respect of each $1,000 principal amount of new notes:

• cash in an amount (the “principal return”) equal to the lesser of (1) the principal amount of each new note to be converted and (2) the “conversion value,” which is equal to (a) the applicable conversion rate, multiplied by (b) the applicable stock price, as defined under “Description of the New Notes — Conversion Rights — Conversion Settlement,” and

• if the conversion value is greater than the principal amount of each new note, at our election, a number of shares of our common stock (the “net shares”) equal to the sum of the daily share amounts, calculated as described under “Description of the New Notes — Conversion Rights — Conversion Settlement,” or a cash amount equal to the sum of the daily cash amounts, calculated as described under “Description of the New Notes — Conversion Rights — Conversion Settlement.”

Without regard to any possible adjustment to the conversion rate upon certain changes in control as described below, at the initial conversion price, our common stock must be trading at or above $9.67 for a holder to have the possibility of receiving shares of our common stock. The most recent date on which the sale price of our common stock was at or above $9.67 was March 12, 2002.

Ranking	The new notes are our general, unsecured obligations, and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness.

The new notes are subordinated to any unsubordinated secured indebtedness to the extent of the value of the assets securing such indebtedness and are structurally subordinated to any liabilities of our subsidiaries to the extent of the assets of those subsidiaries. As of November 30, 2004, the aggregate amount of liabilities of our subsidiaries, excluding intercompany liabilities, was approximately $2.1 billion. The indenture generally does not restrict the incurrence of debt by us or any of our subsidiaries.

Optional redemption by Solectron	On or after February 20, 2011, we have the option to redeem all or a portion of the new notes at 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Purchase of the new notes at the option of the holder	You may require us to purchase all or a portion of your new notes in cash on February 15 of each of 2011, 2014, 2019, 2024 and 2029 at 100% of the principal amount of the new notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Repurchase upon a change in control	Upon a change in control you will have the right, subject to conditions and restrictions, to require us to repurchase some or all of your new notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest and liquidated damages owed, if any, to, but excluding, the date of repurchase.

Adjustment to conversion rate upon certain changes in control	We will increase the conversion rate for the new notes surrendered for conversion prior to February 15, 2011 by a number of additional shares as described below, subject to certain exceptions, provided, however, that no increase will be made in the case of a change in control if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such change in control transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq Stock Market or a successor automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction). The number of additional shares will be determined based on the effective date of the change in control and the price (the “stock price”) paid per share of our common stock in such change in control transaction. A description of how the number of additional shares will be determined and a table showing the additional share amounts at various stock prices and change in control effective dates is set forth under “Description of the New Notes — Adjustment to Conversion Rate Upon a Change in Control.” In no event will the conversion rate (taking into account any increases in the conversion rate for the additional shares) exceed 186.5468 per $1,000 principal amount of new notes, subject to adjustment.

Use of proceeds	We will not receive any of the proceeds from the issuance of the new notes or the sale by any selling securityholder of the new notes or the underlying common stock into which the new notes may be converted.

Events of default	The following are events of default under the indenture for the new notes:

• we fail to pay the principal of any note when due;

• we fail to pay interest, if any, on any new note when due, and such failure continues for 30 days;

• we fail to pay the principal return (and cash in lieu of fractional shares) or the net cash amount or deliver the net shares, in each case when due;

• we fail to provide the notice that we are required to give in the event of a change in control;

• we breach or fail to perform any other covenant or agreement in the indenture and that failure continues for 60 days following written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding;

• we fail to pay when due, either at its maturity or upon acceleration, any indebtedness for borrowed money by us under any bonds, debentures, new notes or other evidences of indebtedness, or any guarantee by us thereof, of $50 million or more (or, following a “fall away event”, as defined under the caption “Description of the New Notes — Events of Default”, $100 million or more) if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding new notes; and

• certain events of bankruptcy, insolvency or reorganization involving us or any significant subsidiary, as specified in the indenture.

Trading of new notes; Listing of common stock	Our common stock is listed for trading on the New York Stock Exchange Composite Tape under the symbol “SLR.” The new notes are not listed for trading on any securities exchange or for inclusion in any automated quotation system.

Summary Consolidated Financial Data

       The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated into this prospectus by reference. The summary information for the year ended August 31, 2002 through the year ended August 31, 2003 was derived from our Current Report on Form 8-K filed February  9, 2004, which was issued to reflect the reclassification of our discontinued operations. The summary information for the year ended August 31, 2004 was derived from our audited consolidated statements of operations in our Form 10-K for the period ended August 31, 2004. The summary financial information for the three months ended November 30, 2003 and 2004 was derived from our unaudited condensed consolidated statements of operations for the periods included in our Form 10-Q for the period ended November 30, 2004. This historical information is not necessarily indicative of the results to be expected in the future.

				Three Months
				Ended
	Year Ended August 31,			November 30,

	2002	2003	2004	2003	2004

	(in millions)
Statement of Operations Data:
Net sales	$10,738.7	$9,828.3	$11,638.3	$2,696.8	$2,690.6
Cost of sales	10,233.8	9,386.3	11,058.0	2,569.3	2,534.4

Gross profit	504.9	442.0	580.3	127.5	156.2
Operating expenses:
Selling, general and administrative	658.2	566.1	440.9	114.7	95.5
Restructuring and impairment costs	3,293.6	2,235.7	176.8	27.0	1.6

Operating (loss) income	(3,446.9)	(2,359.8)	(37.4)	(14.2)	59.1
Interest income	61.1	26.8	14.8	2.4	5.8
Interest expense	(238.8)	(207.1)	(144.2)	(43.9)	(16.3)
Other (expense) income — net	104.8	52.4	(85.3)	6.0	3.0

Operating (loss) income from continuing operations before income taxes	(3,519.8)	(2,487.7)	(252.1)	(49.7)	51.6
Income tax expense (benefit)	(449.0)	532.1	0.3	2.5	4.7

(Loss) income from continuing operations	(3,070.8)	(3,019.8)	(251.8)	(52.2)	46.9
Discontinued operations:
Income (loss) from discontinued operations	(57.6)	(330.0)	90.9	(67.3)	10.7
Income tax expense (benefit)	(18.2)	112.2	8.0	0.3	1.7

Income (loss) from discontinued operations	(39.4)	(442.2)	82.9	(67.6)	9.0

Net income (loss)	$(3,110.2)	$(3,462.0)	$(168.9)	$(119.8)	$55.9

Basic and diluted income (loss) from continuing operations per share	$(3.93)	$(3.65)	$(0.29)	$(0.06)	$0.05
Basic and diluted net income (loss) per share	(3.98)	(4.18)	(0.19)	(0.14)	0.06
Other Data:
Depreciation and amortization	$327.3	$245.7	$226.9	$59.3	$48.5
Capital expenditures	203.2	124.6	149.6	37.0	32.0
Cash (used in) provided by operating activities of continuing operations	2,053.4	281.2	(8.9)	(114.3)	195.2
Balance Sheet Data (November 30, 2004):
Cash and cash equivalents					$1,680.2
Working capital					2,696.4
Property and equipment, net					711.8
Total assets					5,805.3
Total debt					1,236.6
Stockholders’ equity					2,509.4
Book value per share of common stock(1)					2.58

(1)	Book value per share of common stock was determined based on total stockholders’ equity divided by common stock issued and outstanding as of November 30, 2004.

RISK FACTORS

       Before deciding whether to tender their outstanding notes, holders should carefully consider the following information in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected.

       This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those implied by our forward-looking statements. The following are all of the material factors that might cause such differences. See also “Disclosure Regarding Forward-Looking Statements.”

Risks Related to the New Notes and the Outstanding Notes

       The following are risks related to both the new notes and the outstanding notes. For purposes of this section, references to the “notes” include the new notes and the outstanding notes.

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations.

       We have, and will continue to have after the offering of the new notes, significant amounts of outstanding indebtedness and interest cost. Our level of indebtedness presents risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on our indebtedness when it becomes due. As of November 30, 2004, we had (1) consolidated total debt of approximately $1.2 billion, and (2) a ratio of total liabilities to stockholders’ equity of approximately 1.3 to 1.

       For the first quarter of fiscal 2005 ended November 30, our ratio of earnings to fixed charges was 3.3 to 1. For the fiscal year ended August 31, 2004 and the first quarter of fiscal 2004 ended November 30, our fixed charges exceeded our earnings from continuing operations by approximately $252.1 million and $49.7 million, respectively. Our earnings consist of income from continuing operations before income taxes plus fixed charges and fixed charges consist of (i) interest on all indebtedness and amortization of debt discount and expenses, (ii) capitalized interest and (iii) an interest factor attributable to rentals.

       Our substantial debt could have important consequences, such as making it more difficult or impossible for us to make payments on the new notes or any other indebtedness or obligations.

       The indenture governing the outstanding notes does not, and the indenture governing the new notes will not, contain any covenant generally restricting our ability to incur new indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Your right to receive payments on the notes is subordinated to the rights of our existing and future unsubordinated, secured creditors and structurally subordinated to holders of our subsidiaries’ obligations.

       The notes are unsecured and will be subordinated to all of our existing and future unsubordinated, secured indebtedness to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, whether or not secured. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our unsubordinated, secured debt to the extent of its collateral before any payment may be made on the notes. In addition, to the extent that such assets cannot satisfy in full our unsubordinated, secured debt, the holders of that debt would have a claim for any shortfall that would rank equally in right of payment (or structurally senior if the debt were issued or guaranteed by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes. Our right to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to those assets) will be structurally subordinated to the claims of that subsidiary’s creditors. Consequently, the outstanding notes are, and the new notes will be, structurally subordinated to all liabilities, including trade payables and lease obligations, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of November 30, 2004, our subsidiaries had approximately $2.1 billion of liabilities, principally trade payables, outstanding (excluding intercompany liabilities).

       As of November 30, 2004, we had $0 of borrowings outstanding under our credit facility. Our credit facility is secured by a pledge of all of the capital stock of our domestic material subsidiaries, 65% of the capital stock of certain of our foreign material subsidiaries and all of our intercompany loans. See “Description of Certain Indebtedness — Credit Facility.” Upon any distribution to our creditors or upon default in payment of or acceleration of the maturity of our credit facility, the lenders under the credit facility would be entitled to be repaid in full before any payment is made to holders of the notes from the proceeds of the collateral securing such indebtedness. In any of these cases, we may not have sufficient funds to pay all of our creditors, including the holders of the notes.

Our holding company structure makes us dependent on cash flow from our subsidiaries to meet our obligations.

       Most of our operations are conducted through, and most of our assets are held by, our subsidiaries, and, therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations, including our obligations under the new notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, loans or other payments. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under applicable law.

       Our subsidiaries will not guarantee the payment of or otherwise be obligors on the notes. Except to the extent we may ourselves be a creditor with recognized claims against our subsidiaries, all claims of holders of obligations of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the notes.

We may be unable to repay, purchase or repurchase the notes or to finance the conversion of the new notes.

       At maturity, the entire outstanding principal amount of the notes will become due and payable. Holders will also have the right to require us to purchase all or any portion of their notes on each February 15 of 2011, 2014, 2019, 2024 and 2029. In addition, if we experience a change in control, as defined in “Description of the New Notes — Repurchase at Option of Holders Upon a Change in Control,” you may require us to repurchase all or a portion of your notes for cash. At maturity, on each February 15 of 2011, 2014, 2019, 2024 and 2029, or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due, the purchase price or the repurchase price due. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments, purchases or repurchases of the notes. If the maturity date, the purchase date or a change in control occurs at a time when our other arrangements prohibit us from repaying, purchasing or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we would be unable to repay, purchase or repurchase the notes. In that case, our failure to purchase or repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

The price of our common stock and the price of our notes may fluctuate significantly, which may result in losses for investors.

       The convertibility feature of the notes will cause the price of the notes to be determined in part by the market price of our common stock. The market price for our common stock and prices of our notes may be volatile. Among the factors that could affect our stock price and the price of our notes, are the following:

•	actual or anticipated variations in periodic operating results;

•	announcements of technological innovations, new products or services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments or of significant new product developments or changes in business strategy;

•	legal, regulatory or political developments;

•	additions or departures of key personnel;

•	public or private sales of our common stock or securities convertible, exercisable or exchangeable into our common stock;

•	general market conditions;

•	credit ratings of our debt securities; and

•	level of leverage and terms of our borrowings.

The conditional conversion feature could result in your receiving less than the value of the shares of common stock into which the notes are to be converted.

       The notes are convertible into our common stock only if certain conditions are met. If those conditions are not met you will not be able to convert your notes and would not be able to receive the value of the common stock.

The new notes may not be rated or may receive a lower rating than anticipated.

       We do not intend to seek a rating on the new notes. However, if one or more rating agencies rates the new notes and assigns the new notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the new notes and our common stock would be harmed.

Provisions of the notes could discourage an acquisition of us by a third party.

       Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. Subject to certain exceptions, the conversion rate will be increased if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, and interest on the notes.

The notes generally do not contain restrictive covenants.

       The indenture governing the outstanding notes generally does not, and the indenture governing the new notes generally will not, contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture for the outstanding notes does not, and the indenture for the new notes will not, contain covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving Solectron, except to the extent described under “Description of the New Notes — Repurchase at Option of Holders Upon a Change in Control.”

Risks Related to the New Notes and the Exchange Offer

The make-whole amount payable upon the occurrence of a change in control may not adequately compensate you for the lost option value of your new notes as a result of such change in control and may not be enforceable.

       If a change in control occurs, we may increase the conversion rate for new notes converted at the time of or after the change in control. The amount of such increase to the conversion rate, if any, will be based on the price paid per share of our common stock in the transaction constituting the change in control. A description of how the make-whole amount will be determined is described under “Description of the New Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Change in Control.” While the make-whole amount is intended to compensate you for the lost option value of your new notes as a result of a change in control, the make-whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the change in control is less than $5.07 or more than $30.00 (in each case subject to adjustment), there will be no such make-whole adjustment. Furthermore, our obligation to pay the make-whole amount could be considered an unenforceable penalty, subject to general principles of reasonableness of economic remedies.

No public market exists for the new notes.

       The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or automated quotation system. While the outstanding notes are not listed on any national securities exchange or quoted on an automated quotation system, several brokers-dealers make a market in the outstanding notes. We cannot assure you that an active or sustained trading market for the new notes will develop or that the holders will be able to sell their new notes. The dealer manager has informed us that it intends to make a market in the new notes after the exchange offer is completed. However, the dealer manager is not required to make a market and may cease its market-making at any time and without notice. Since there is no condition as to the minimum amount of outstanding notes that must be tendered in the exchange offer, we cannot assure you that the new notes will have sufficient liquidity to avoid price volatility and trading disadvantages.

       Moreover, even if the holders are able to sell their new notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and credit rating, the price of our common stock and the market for similar securities. Additionally, it is possible that the market for the new notes will be subject to disruptions which may have a negative effect on the holders of the new notes, regardless of our prospects or financial performance.

You may not receive any common stock upon conversion, which may mean that you will not receive the benefit of any appreciation in the price of our common stock after the date of conversion, and conversion will result in a recognition of gain for U.S. federal income tax purposes.

       You will not have the right to receive shares of our common stock upon conversion. Instead, you will receive a cash equivalent or a combination of cash and shares of our common stock at our election, determined as set forth in this prospectus.

       To the extent that you receive a cash payment in lieu of our common stock upon a conversion, you will not have the benefits of stock ownership, including the right to vote on matters pertaining to our common stock and the ability to participate in the appreciation in value of our common stock. In that event, if you wish to own our common stock upon conversion, you will have to purchase it in the open market. The price you pay in the open market may be greater than the per share equivalent value you receive from us. This difference could be greater if holders of a substantial number of new notes convert at the same time and then wish to acquire our stock at the same time.

       Unlike upon a conversion of the outstanding notes into shares of our common stock, a conversion of new notes will result in the recognition of gain for U.S. federal income tax purposes. Consequently, you will be required to pay tax on any gain on the new notes to the extent you receive cash sooner than if you had converted your outstanding notes into shares of common stock and held the common stock.

We may not have sufficient cash on hand to pay the amounts due upon conversion of the new notes.

       Unlike the outstanding notes, the new notes are convertible into cash equal to their principal amount and the net shares, if any. Upon conversion of the new notes, we may not have sufficient funds or may be unable to arrange for additional financing to pay the required cash payments upon conversion. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, payments upon conversion of the new notes. If a conversion of new notes occurs at a time when our other arrangements prohibit us from converting the new notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we would be unable to convert the new notes. In that case, our failure to pay the principal value upon conversion of the new notes would constitute an event of default under the indenture.

If you do not exchange your outstanding notes, the outstanding notes you retain may become less liquid as a result of the exchange offer.

       If a significant number of outstanding notes are exchanged in the exchange offer, the liquidity of the trading market for the outstanding notes, if any, after the completion of the exchange offer may be substantially reduced. Any outstanding notes exchanged will reduce the aggregate number of outstanding notes outstanding. As a result, the outstanding notes may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the outstanding notes will exist or be maintained and we cannot assure you as to the prices at which the outstanding notes may be traded.

The U.S. federal income tax consequences of the exchange of the outstanding notes for the new notes are not entirely clear.

       The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the new notes are not entirely clear because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer. The modifications to the outstanding notes resulting from the exchange of outstanding notes for new notes should not constitute a significant modification of the outstanding notes for U.S. federal income tax purposes. Assuming that this position is correct, the new notes should be treated as a continuation of the outstanding notes and, except for the cash consideration, there should be no U.S. federal income tax consequences to a holder who exchanges outstanding notes for new notes pursuant to the exchange offer.

       There is no statutory, administrative or judicial authority that specifically addresses a payment of cash consideration to the holders of notes as part of a transaction such as the exchange offer. Although the matter is not free from doubt, the payment of the cash consideration should be treated as ordinary income to holders participating in the exchange offer. Accordingly, unless an exception applies, we intend to withhold tax at a rate of 30% from the payment of the cash consideration to any non-U.S. holder participating in the exchange.

       If the exchange were to constitute a significant modification of the outstanding notes, the exchange should be characterized as a non-taxable recapitalization in which an exchanging holder, except for the cash consideration, would not recognize any gain or loss but may be required to accrue, in each year in which such holder holds the new notes, a greater amount of interest for U.S. federal income tax purposes than such holder would have been required to accrue on the outstanding notes. See the section of this prospectus entitled “Material U.S. Federal Income Tax Considerations” beginning on page 69.

Risks Related to Our Business

Most of our net sales come from a small number of customers; if we lose any of these customers, our net sales could decline significantly.

       Most of our annual net sales come from a small number of our customers. Our ten largest customers accounted for approximately 60.7% and 58.1% of net sales from continuing operations in the first quarter of fiscal 2005 and 2004, respectively. During the first quarter of fiscal 2005, two of these customers individually account for more than ten percent of our annual net sales. Any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly, and we may not be able to reduce the accompanying expenses at the same time. We cannot guarantee that we will be able to retain any of our largest customers or any other accounts, or that we will be able to realize the expected revenues under existing or anticipated supply agreements with these customers. Our business, market share, consolidated financial condition and results of operations will continue to depend significantly on our ability to obtain orders from new customers, retain existing customers, realize expected revenues under existing and anticipated supply agreements, as well as on the consolidated financial condition and success of our customers and their customers.

       Net sales may not improve, and could decline, in future periods if there is continued or resumed weakness in customer demand, particularly in the telecommunications and computing sectors, resulting from worldwide economic conditions. In addition, in connection with our efforts to improve our gross profits, we have engaged in pricing discussions with certain customers on specific programs where we felt we were under-compensated for the services and value that we were providing. Where we have not been able to reach mutual agreement with a customer on price adjustments, we have mutually agreed with the customer to transition the business in question to a new supplier. While we believe our disengagement from specific programs with certain customers will ultimately advance our efforts to return to sustained profitability, there can be no assurance that such disengagements will not result in unanticipated or adverse financial effects.

Our customers may cancel their orders, change production quantities or locations, or delay production.

       To remain competitive, EMS companies must provide increasingly rapid product turnaround, at increasingly competitive prices, for their customers. We generally do not have long-term contractual commitments from our top customers. As a result, we cannot guarantee that we will continue to receive any net sales from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons outside of our control. Many of our customers’ industries have recently experienced a significant decrease in demand for their products and services, as well as substantial price competition. The generally uncertain economic condition of several of our customers’ industries has resulted, and may continue to result, in some of our customers delaying purchases on some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations by reducing the volumes of products manufactured by us for the customers and delivered in that period. Furthermore, delays in the repayment of our expenditures for inventory in preparation for customer orders and lower asset utilization in those periods would result in lower gross profits. In addition, customers may require that manufacturing of their products be transitioned from one facility to another to achieve cost and other objectives. Such transfers, if unanticipated or not properly executed, could result in various inefficiencies and costs, including excess capacity and overhead at one facility and capacity constraints and related strains on our resources at the other, disruption and delays in product deliveries and sales, deterioration in product quality and customer satisfaction, and increased manufacturing and scrap costs.

We may not be able to sell excess or obsolete inventory to customers or third parties, which could have a material adverse impact on our consolidated financial condition.

       The majority of our inventory purchases and commitments are based upon demand forecasts that our customers provide to us. The customers’ forecasts, and any changes to the forecasts, including cancellations, may lead to on-hand inventory quantities and on-order purchase commitments that are in excess of the customers’ revised needs, or that become obsolete.

       We generally enter into supply agreements with our significant customers. Under these supply agreements, the extent of our customer’s responsibility for excess or obsolete inventory related to raw materials that were previously purchased or ordered to meet that customer’s demand forecast is defined. If our customers do not comply with their contractual obligations to purchase excess or obsolete inventory back from us and we are unable to use or sell such inventory, our consolidated financial condition could be materially harmed. Some of our customers are in the telecommunications industry, an industry that in recent years has experienced declining revenue, large losses, negative cash flows, and several bankruptcies or defaults on borrowing arrangements. In the past, some of our customers have defaulted on their obligations to purchase inventory back from us. There is a risk that, in the future, these or other customers may not purchase inventory back from us despite contractual obligations, which could harm our consolidated financial condition if we are unable to sell the inventory at carrying value. In addition, enforcement of these supply agreements may result in material expenses, delays in payment for inventory and/or disruptions in our customer relationships.

       We are responsible for excess and obsolete inventory resulting from inventory purchases in excess of inventory needed to meet customer demand forecasts at the time the purchase commitments were made, as well as any inventory purchases not made pursuant to the customer’s responsibility under our supply agreements. For inventory which is not the customer’s responsibility, provisions are made when required to reduce any such excess or obsolete inventory to its estimated net realizable value, based on the quantity of such inventory on hand, our customers’ latest forecasts of production requirements, and our assessment of available disposition alternatives such as use of components on other programs, the ability and cost to return components to the vendor, and our estimates of resale values and opportunities. These assessments are necessarily based upon various assumptions and market conditions which are subject to rapid change, and/or which may ultimately prove to be inaccurate. Any material changes in our assumptions or market conditions could have a significant effect on our estimates of net realizable value, could necessitate material changes in our provisions for excess and obsolete inventory, and could have a material adverse impact on our consolidated financial condition. In addition, in the normal course of business, bona fide disagreements may arise over the amount and/or timing of such claims, and in order to avoid litigation expenses, collection risks, or disruption of customer relationships, we may elect to settle such disputes for lesser amounts than we believe we should be entitled to recover. In these instances, we must bear the economic loss of any such excess or obsolete inventory, which could have a material adverse impact on our consolidated financial condition.

Our non-U.S. locations represent a significant portion of our net sales; we are exposed to risks associated with operating internationally.

       Approximately 70.8% and 71.7% of our net sales from continuing operations are the result of services and products manufactured in countries outside the United States during the first quarter of fiscal 2005 and 2004, respectively. As a result of our foreign sales and facilities, our operations are subject to a variety of risks and costs that are unique to international operations, including the following:

•	adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

•	import and export duties, and value added taxes;

•	import and export regulation changes that could erode our profit margins or restrict exports and/or imports;

•	potential restrictions on the transfer of funds;

•	government and license requirements governing the transfer of technology and products abroad;

•	disruption of local labor supply and/or transportation services;

•	inflexible employee contracts in the event of business downturns;

•	the burden and cost of compliance with import and export regulations and foreign laws;

•	economic and political risks in emerging or developing economies; and

•	risks of conflict and terrorism that could disrupt our or our customers’ and suppliers’ businesses.

       We have been granted tax holidays, which are effective through 2012 subject to some conditions, for our Malaysian and Singapore sites. We have also been granted various tax holidays in China. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that we may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future or when our current tax holidays expire, our future effective income tax rate could increase.

We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and consolidated financial condition.

       As a result of the recent economic conditions in the U.S. and internationally, and reduced capital spending as well as uncertain end-market demand, our customers’ and therefore our sales have been difficult to forecast with accuracy. If there were to be continued or resumed weakness in these industries which we serve, or any further deterioration in the business or financial condition of our customers, it could have a material adverse impact on our business, operating results and consolidated financial condition. In addition, if the economic conditions in the United States and the other markets we serve worsen, we may experience a material adverse impact on our business, operating results and consolidated financial condition.

Possible fluctuation of operating results from quarter to quarter and factors out of our control could affect the market price of our securities.

       Our quarterly earnings and/or stock price may fluctuate in the future due to a number of factors including the following:

•	differences in the profitability of the types of manufacturing services we provide. For example, high velocity and low complexity printed circuit boards and systems assembly services have lower gross profit than low volume/complex printed circuit boards and systems assembly services;

•	our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

•	the amount of automation that we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

•	our customers’ demand for our products and their ability to take delivery of our products and to make timely payments for delivered products;

•	our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

•	our ability to offer technologically advanced, cost-effective, quick response, manufacturing services;

•	fluctuations in the availability and pricing of components;

•	timing of expenditures in anticipation of increased sales;

•	cyclicality in our target markets;

•	fluctuations in our market share;

•	expenses and disruptions associated with acquisitions and divestitures;

•	announcements of operating results and business conditions by our customers;

•	announcements by our competitors relating to new customers or technological innovation or new services;

•	economic developments in the electronics industry as a whole;

•	credit rating and stock analyst downgrades;

•	political and economic developments in countries in which we have operations; and

•	general market conditions.

       If our operating results in the future are below the expectations of securities analysts and investors, the market price of our outstanding securities could be harmed.

If we incur more restructuring-related charges than currently anticipated, our consolidated financial condition and results of operations may suffer.

       We incurred approximately $1.6 million of restructuring and impairment costs relating to continuing operations in the first quarter of fiscal 2005 and approximately $27.0 million during the first quarter of fiscal 2004. If our estimates about previous restructuring charges prove to be inadequate, our consolidated financial condition and results of operations may suffer. While we believe our capacity is appropriate for current revenue levels, we continue to evaluate our cost structure relative to future financial results and customer demand. If our estimates about future financial results and customer demand prove to be inadequate, our consolidated financial condition and consolidated results of operations may suffer.

We depend on limited or sole source suppliers for critical components; the inability to obtain sufficient components as required or favorable purchase terms, would cause harm to our business.

       We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced, and may continue to experience, delays in component deliveries, which in turn could cause delays in product shipments and require the redesign of certain products. In addition, if we are unable to procure necessary components under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, our results of operations could suffer. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including application-specific integrated circuits, DRAM, SRAM, flash memory, certain passive devices such as tantalum capacitors, and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. The inability to continue to obtain sufficient components as and when required, or to develop alternative sources as and when required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers, and increase inventory levels and costs, thereby causing harm to our business.

We potentially bear the risk of price increases associated with shortages in electronics components.

       At various times, there have been shortages of components in the electronics industry leading to increased component prices. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers’ products. As a result of this service, we potentially bear the risk of price increases for these components if we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

Our net sales could decline if our competitors provide comparable manufacturing services and improved products at a lower cost.

       We compete with different contract manufacturers, depending on the type of service we provide or the geographic locale of our operations, in an industry which is intensely competitive. These competitors may have greater manufacturing, financial, R&D and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide, or because such competitors are willing to accept business at lower margins in order to utilize more of their excess capacity. In that event, our net sales could decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services and corresponding loss of market share, or profit margin compression. We have experienced instances in which customers have transferred certain portions of their business to competitors in response to more attractive pricing quotations than we have been willing to offer, and there can be no assurance that we will not lose business in the future in response to such competitive pricing or other inducements which may be offered by our competitors.

We depend on the continuing trend of OEMs to outsource.

       A substantial factor in our past revenue growth was attributable to the transfer of manufacturing and supply-based management activities from our OEM customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted.

Our strategic relationships with major customers create risks.

       In the past several years, we completed several strategic transactions with OEM customers. Under these arrangements, we generally acquired inventory, equipment and other assets from the OEM, and leased (or in some cases acquired) their manufacturing facilities, while simultaneously entering into multi-year supply agreements for the production of their products. There has been strong competition among EMS companies for these transactions, and this competition may continue to be a factor in customers’ selection of their EMS providers. These transactions contributed to a significant portion of our past revenue growth, as well as to a significant portion of our more recent restructuring charges and goodwill and intangible asset impairments. While we do not anticipate our acquisitions of OEM plants and equipment in the near future to return to the levels at which they occurred in the recent past, there may be occasions on which we determine it to be advantageous to complete acquisitions in selected geographic and/or industry markets. As part of such arrangements, we would typically enter into supply agreements with the divesting OEMs, but such agreements generally do not require any minimum volumes of purchases by the OEM and the actual volume of purchases may be less than anticipated. Arrangements which may be entered into with divesting OEMs typically would involve many risks, including the following:

•	we may pay a purchase price to the divesting OEMs that exceeds the value we are ultimately able to realize from the future business of the OEM;

•	the integration into our business of the acquired assets and facilities may be time-consuming and costly;

•	we, rather than the divesting OEM, would bear the risk of excess capacity;

•	we may not achieve anticipated cost reductions and efficiencies;

•	we may be unable to meet the expectations of the OEM as to volume, product quality, timeliness and cost reductions; and

•	if demand for the OEM’s products declines, the OEM may reduce its volume of purchases, and we may not be able to sufficiently reduce the expenses of operating the facility or use the facility to provide services to other OEMs, and we might find it appropriate to close, rather than continue to operate, the facility, and any such actions would require us to incur significant restructuring and/or impairment charges.

       As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under such arrangements and they may not result in material revenues or contribute positively to our earnings. Additionally, other OEMs may not wish to obtain logistics or operations management services from us.

If we are unable to manage future acquisitions, and cost-effectively run our operations, our profitability could be adversely affected.

       Our ability to manage and integrate future acquisitions will require successful integration of such acquisitions into our manufacturing and logistics infrastructure, and may require enhancements or upgrades of accounting and other internal management systems and the implementation of a variety of procedures and controls. We cannot guarantee that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our consolidated financial condition and results of operations. In addition, we may experience inefficiencies from the management of geographically dispersed facilities and incur substantial infrastructure and working capital costs.

Notwithstanding our divestiture of certain businesses, we will remain subject to certain indemnification obligations for a period of time after completion of the divestitures.

       The sale agreement for each of our divested businesses contains indemnification provisions under which we may be required to indemnify the buyer of the divested business for liabilities, losses, or expenses arising out of breaches of covenants and certain breaches of representations and warranties relating to the condition of the business prior to and at the time of sale. While we believe, based upon the facts presently known to us, that we have made adequate provision for any such potential indemnification obligations, it is possible that other facts may become known in the future which may subject us to claims for additional liabilities or expenses beyond those presently anticipated and provided for. Should any such unexpected liabilities or expenses be of a material amount, our finances could be adversely affected.

We may not be able adequately to satisfy regulatory requirements relating to internal controls over financial reporting or may encounter difficulties in implementing any new or improved internal controls.

       Section 404 of the Sarbanes Oxley Act of 2002 (“404”) requires that we evaluate and report on the effectiveness of Solectron’s internal controls over financial reporting beginning with the annual report filed on Form 10-K for the reporting period ending August 31, 2005. In addition, our independent auditors must report on management’s evaluation of Solectron’s internal controls. We are currently in the process of documenting and testing internal controls that will be used as the basis for the management report to be included in the Form 10-K. Our evaluation of internal controls may conclude that enhancements or changes to internal controls are necessary to satisfy the requirements of Section 404. Any failure to implement required new or improved controls, or difficulties encountered in the implementation of such new or improved controls, could have implications on our consolidated operating results or could result in a material weakness that would be required to be reported in the Form 10-K.

We are exposed to fluctuations in foreign currency exchange rates.

       We have currency exposure arising from both sales and purchases denominated in currencies other than the functional currency of our sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of our sites could seriously harm our business, operating results and consolidated financial condition.

       We enter into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on foreign currency cash, receivables, investments, payables and indebtedness. The gains and losses on the foreign exchange forward contracts are intended to offset the transaction gains and losses on the foreign currency cash, receivables, investments, and payables recognized in earnings. We do not enter into foreign exchange forward contracts for speculative purposes. Our foreign exchange forward contracts related to current assets and liabilities are generally three months or less in original maturity.

       As of November 30, 2004, we had outstanding foreign exchange forward contracts with a total notional amount of approximately $471.7 million related to continuing operations. The change in value of the foreign exchange forward contracts resulting from a hypothetical 10% change in foreign exchange rates would be offset by the remeasurement of the related balance sheet items, the result of which would not be significant.

       As of November 30, 2004, the majority of our foreign currency hedging contracts were scheduled to mature in approximately three months and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar will result in lower sales when translated to U.S. dollars, operating expenses will also be lower in these circumstances. Although approximately 26.0% of our net sales from continuing operations in the first quarter of fiscal 2005 were denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant because of natural hedges.

We are exposed to interest rate fluctuations.

       The primary objective of our investment activities is to preserve principal, while at the same time maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents in a variety of securities, including government and corporate obligations, certificates of deposit and money market funds. As of November 30, 2004, substantially our entire total portfolio was scheduled to mature in less than three months. A hypothetical 10% change in interest rates would not have a material effect on the fair value of our investment portfolios.

       As of November 30, 2004, we had no cash equivalents that were subject to interest rate risk (defined as risk of loss of investment fair value due to interest rate movements). The fair value of our cash equivalents approximated the carrying value as of November 30, 2004.

       Interest on long-term debt instruments is payable at fixed rates. In addition, the amount of principal to be repaid at maturity is also fixed. On November 15, 2002, we entered into an interest rate swap transaction under which we pay variable rates and we receive fixed rate. The interest swap effectively converted $500 million of our long-term debt with fixed interest rate into debt with variable rates of interest. Our interest rate swap, which expires on February 15, 2009, has a total notional amount of $500 million and relates to our 9.625% $500 million senior notes. Under this swap transaction we pay an interest rate equal to the 3-month LIBOR rate plus a fixed spread. In exchange, we receive fixed interest rates of 9.625%. Our interest rate swap creates interest rate risk for us. A hypothetical 50 basis point change in interest rates would not have a material effect on our consolidated financial position, results of operations and cash flows over the next fiscal year.

Failure to attract and retain key personnel and skilled associates could hurt our operations.

       Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract key executives and retain senior managers and skilled associates. Failure to do so could harm our business.

Failure to comply with environmental regulations could harm our business.

       As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations, including those relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process as well as air quality and water quality regulations, restrictions on water use, and storm water regulations. Although we have never sustained any significant loss as a result of non-compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

       We own and lease some contaminated sites (for some of which we have been indemnified by third parties for required remediation), sites for which there is a risk of the presence of contamination, and sites with some levels of contamination for which we may be liable and which may or may not ultimately require any remediation. We have obtained environmental insurance to reduce potential environmental liability exposures posed by some of our operations and facilities. We believe, based on our current knowledge, that the cost of any groundwater or soil clean up that may be required at our facilities would not materially harm our business, consolidated financial condition and results of operations. Nevertheless, the process of remediating contamination in soil and groundwater at facilities is costly and cannot be estimated with high levels of confidence, and there can be no assurance that the costs of such activities would not harm our business, consolidated financial condition and results of operations in the future.

We may not be able adequately to protect or enforce our intellectual property rights and could become involved in intellectual property disputes.

       Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a number of patents, patent applications, and various other trade secrets and license rights. These patents, trade secrets, and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations, or we might find it necessary to initiate litigation proceedings to protect our intellectual property rights. Any such litigation could be lengthy and costly and could harm our consolidated financial condition.

       In the past we have been and may from time to time continue to be, notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other parties. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative, to obtain licenses, and/or to defend against the claim. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. Any litigation, even where an infringement claim is without merit, could result in substantial costs and diversion of resources. Accordingly, the resolution or adjudication of intellectual property disputes could have a material adverse effect on our business, consolidated financial condition and results of operations.

Our rating downgrades make it more expensive for us to borrow money.

       On October 28, 2003 Standard and Poor’s downgraded our senior unsecured debt rating to “B+” with a stable outlook. On October 31, 2003 Moody’s downgraded our senior unsecured debt rating to “B1” with a stable outlook. These rating downgrades increase our cost of capital should we borrow under our revolving lines of credit, and may make it more expensive for us to raise additional capital in the future. Such capital raising activities may be on terms that may not be acceptable to us or otherwise not available. On June 22, 2004, Standard and Poor’s affirmed our senior unsecured rating and revised our outlook to positive from stable.

PRICE RANGE OF COMMON STOCK

       Shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “SLR.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange. These quotations represent prices between dealers and do not include retail markups, mark-downs, or commissions and may not necessarily represent actual transactions.

	High	Low

Fiscal Year ended August 31, 2003
First Quarter	$4.86	$1.39
Second Quarter	5.14	2.80
Third Quarter	4.10	2.84
Fourth Quarter	6.05	3.20
Fiscal Year ended August 31, 2004
First Quarter	6.89	5.11
Second Quarter	8.20	5.40
Third Quarter	6.55	4.39
Fourth Quarter	6.49	4.59
Fiscal Year ending August 31, 2005
First Quarter	6.20	4.78
Second Quarter (through February 8, 2005)	6.69	4.67

       On February 8, 2005, the last reported closing per share sale price of our common stock on the New York Stock Exchange was $4.93. As of January 28, 2005, there were approximately 8,069 stockholders of record.

DIVIDEND POLICY

       We have not paid any cash dividends since inception and do not intend to pay any cash dividends in the foreseeable future. Additionally, covenants contained in certain of our financing agreements prohibit the payment of cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

       Our ratio of earnings to fixed charges for each of the periods indicated are as follows:

Three Months
	Year Ended					Ended
November 30,
	August 31,	August 31,	August 31,	August 31,	August 31,
	2000	2001	2002	2003	2004	2003	2004

Ratio of earnings to fixed charges(1)	7.8x	0.4x	—	—	—	—	3.3x

(1)	“Earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and (iii) an interest factor attributable to rentals. The deficiency of earnings to fixed charges were $126.0 million, $3,519.8 million, $2,487.7 million and $252.1 million for the fiscal years ended August 31, 2001, 2002, 2003 and 2004, respectively, and $49.7 million for the fiscal quarter ended November 30, 2003.

CAPITALIZATION

       The table below sets forth the following unaudited information as of November 30, 2004:

•	our cash, cash equivalents, short-term debt, long-term debt and capitalization as of November 30, 2004;

•	our cash, cash equivalents, short-term debt, long-term debt and capitalization, on an as adjusted basis assuming 50% of the outstanding notes are exchanged for new notes pursuant to the exchange offer; and

•	our cash, cash equivalents, short-term debt, long-term debt and capitalization, on an as adjusted basis assuming all of the outstanding notes are exchanged for new notes pursuant to the exchange offer.

       You should read this table in conjunction with our unaudited condensed consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus.

	As of November 30, 2004

		As Adjusted	As Adjusted
		for the	for the
		Exchange	Exchange
	Actual	Offer — 50%	Offer — 100%
		Exchange	Exchange

	(In millions, except share data)
Cash and cash equivalents	$1,680.2	$1,677.6	$1,677.0

Short-term debt:
Short-term debt	$18.2	$18.2	$18.2
3.25% LYONs® due 2020	3.0	3.0	3.0

Total short-term debt	21.2	21.2	21.2

Long-term debt:
Senior secured credit facility	0	0	0
7.97% Subordinated Debentures due 2006	63.1	63.1	63.1
7.375% Senior Notes due 2006	150.0	150.0	150.0
9.625% Senior Notes due 2009	498.1	498.1	498.1
4% LYONs® due 2019	0.7	0.7	0.7
2.75% LYONs® due 2020	9.3	9.3	9.3
0.50% Convertible Senior Notes due 2034	450.0	225.0	0
0.50% Convertible Senior Notes, Series B due 2034	0	225.0	450.0
Other long-term debt	44.2	44.2	44.2

Total long-term debt	1,215.4	1,215.4	1,215.4

Stockholders’ equity:
Preferred stock, 1,200,000 shares authorized; one issued or outstanding	—	—	—
Common stock, 1,600,000,000 shares authorized; approximately 970.9 million shares issued and outstanding(1)	1	1	1
Additional paid-in capital	7,842.4	7,842.4	7,842.4
Accumulated deficit	(5,153.6)	(5,155.7)	(5,155.7)
Accumulated other comprehensive losses	(180.4)	(180.4)	(180.4)

Total stockholders’ equity	2,509.4	2,507.3	2,507.3

Total debt and stockholders’ equity	$3,746.0	$3,743.9	$3,743.9

(1)	Our outstanding common stock does not include (i) 54.6 million shares of common stock reserved for issuance under our stock option plans, under which options to purchase 48.8 million shares were outstanding as of November 30, 2004, at a weighted average exercise price of $11.36 per share and (ii) the common stock issuable upon conversion of our LYONs, the outstanding notes and the new notes offered hereby.

THE EXCHANGE OFFER

Background

       We originally issued the outstanding notes in February 2004 in a transaction exempt from the registration requirements of the Securities Act. In April 2004, we filed a registration statement on Form S-3 (File No. 333-114447), which became effective in July 2004, covering resales from time to time by selling securityholders of our outstanding notes and shares of our common stock issuable upon conversion of the outstanding notes. In the event that any outstanding notes that have not been resold under the resale registration statement remain outstanding after the exchange offer, we are required to keep that registration statement open no later than February 17, 2006 as required by the registration rights agreement related to the outstanding notes. We commenced this exchange offer on January 13, 2005 for the reasons stated below.

Purpose of the Exchange Offer

       The purpose of this exchange offer is to exchange outstanding notes for new notes with certain different terms. We believe that changing the consideration payable upon conversion of the outstanding notes will reduce potential volatility on our earnings per share and reduce the likelihood of dilution to our stockholders, which is in the best interests of the company and our stockholders.

       The FASB’s adoption of EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of the outstanding note, requires us to include, in our calculation of diluted earnings per share, shares potentially issuable upon conversion of all of the outstanding notes into our reported shares of common stock outstanding using the “if converted” method, whether or not the outstanding notes may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the outstanding notes to net income for each reporting period that we have income from continuing operations, and include the potentially issuable shares as if the outstanding notes had been converted into common stock at the beginning of the reporting period. EITF 04-8 requires restatement of earnings per share using this methodology for every reporting period since the outstanding notes were issued in February 2004 even though none of the conditions permitting conversion had been met. If none of the outstanding notes are exchanged for the new notes, for every quarter beginning with the second quarter of fiscal 2004, when the outstanding notes were issued and we had income from continuing operations, we would include an additional 46.6 million shares in diluted weighted average shares outstanding which is less than 5% of the weighted average shares outstanding. Additionally, in those same periods, we would also add back to net income after-tax interest expense of approximately $1 million for the second quarter of fiscal 2004 and approximately $1 million for each quarter thereafter. This restatement would reduce our previously reported diluted earnings per share by less than $0.01 for the quarter ended November 26, 2005 and would not change the previously reported diluted (loss) earnings per share for the other quarters since the second quarter of fiscal 2004. Assuming the exchange of substantially all of the outstanding notes for the new notes, in future reporting periods we expect our diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

Terms of the Exchange Offer

       Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we are offering to exchange $1,000 principal amount of our newly issued 0.50% Convertible Senior Notes, Series B due 2034 and $2.50 in cash for each $1,000 principal amount of our outstanding 0.50% Convertible Senior Notes due 2034. Interest on each new debenture will accrue from the settlement date.

       We will pay the cash consideration on the settlement date, which will be promptly after the expiration date. We will make all payments by the deposit of immediately available funds with the exchange agent. The exchange agent will act as agent for tendering holders for the purpose of receiving payments from us and transmitting payments to the holders. The exchange agent will pay DTC the aggregate amount of cash we owe holders to be delivered in exchange for the outstanding notes held in global form and tendered and accepted in the exchange offer, and holders will receive the applicable portion of such cash pursuant to the applicable procedures established by the DTC and its participants.

       Outstanding notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000. New notes will be issued only in minimum denominations of $1,000.

Conditions to the Exchange Offer

       Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any outstanding notes tendered, and we may terminate or amend this exchange offer, if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance of outstanding notes and issuance of the new notes:

(1) In our judgment, as determined prior to the expiration date, the exchange will not result in any adverse tax consequences to us;

(2) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of outstanding notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of outstanding notes under the exchange offer; or

•	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities, taxes or prospects of the company and its subsidiaries, taken as a whole;

(3) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer;

(4) The trustee with respect to the outstanding notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer or the exchange of outstanding notes under the exchange offer, nor shall the trustee or any holder of outstanding notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the outstanding notes under the exchange offer;

(5) There shall not have occurred or be continuing any tender or exchange offer, other than the exchange offer described in this prospectus by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us made by any person or entity;

(6) The registration statement and any post-effective amendment to the registration statement covering the new notes shall have been declared effective under the Securities Act; and

(7) A Form T-1 with respect to the indenture governing the new notes shall be effective under the Trust Indenture Act of 1939 immediately prior to the closing of the exchange offer.

       All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

       If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(1) terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

(2) modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments,” “— Proper Execution and Delivery of Letter of Transmittal” and “— Withdrawal of Tenders” below); or

(3) waive the unsatisfied conditions and accept all outstanding notes tendered and not previously withdrawn.

       Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

       If there is a material change to the information included in the registration statement of which this prospectus forms a part, we may be required promptly to file a post-effective amendment disclosing such material change in the information.

Expiration Date; Extensions; Amendments

       For purposes of the exchange offer, the term “expiration date” shall mean midnight, New York City time, on February 10, 2005, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

       We reserve the right, in our sole discretion, (1) not to accept any of the outstanding notes tendered, (2) to extend the exchange offer, (3) to terminate the exchange offer upon failure to satisfy any of the conditions listed in “— Conditions to the Exchange Offer” or (4) to interpret, amend or modify the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination, amendment or modification to the exchange agent. Any such extension, termination or material amendment will be followed promptly by a press release or other permitted means which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

       If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to 10 business days after such amendment is communicated to holders, depending upon the significance of the amendment. Any change in the consideration offered to holders of outstanding notes in the exchange offer shall be paid to all holders whose outstanding notes have previously been tendered pursuant to the exchange offer.

       Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the outstanding notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

       Consummation of the exchange offer for the outstanding notes may have adverse consequences to holders of outstanding notes who elect not to tender outstanding notes in the exchange offer. See the section of this prospectus entitled “Risk Factors — Risks Related to the New Notes and the Outstanding Notes” and “ — Risks Related to the New Notes and the Exchange Offer.”

Effect of Tender

       Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

       Holders of the outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes and Cash Consideration

       The new notes will be delivered in book-entry form and the cash consideration will be paid on the settlement date, which will be promptly following the expiration date.

       We will be deemed to have accepted validly tendered outstanding notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of new notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving book-entry transfers of outstanding notes in the exchange agent’s account at the DTC. If any validly tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if outstanding notes are validly withdrawn, such outstanding notes will be returned without expense to the tendering holder or such outstanding notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such outstanding notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

       If you hold outstanding notes and wish to have such securities exchanged for new notes, you must validly tender, or cause the valid tender of, your outstanding notes using the procedures described in this prospectus, in the accompanying letter of transmittal and the other agreements and documents described in the letter of transmittal.

       Only registered holders of outstanding notes are authorized to tender the outstanding notes. The procedures by which you may tender or cause to be tendered outstanding notes will depend upon the manner in which the outstanding notes are held, as described below.

       Tender of Outstanding Notes Held Through a Custodian or Nominee. If you are a beneficial owner of outstanding notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the outstanding notes on your behalf using one of the procedures described below.

       Tender of Outstanding Notes Through DTC. Pursuant to authority granted by DTC, if you are a DTC participant that has outstanding notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your outstanding notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with outstanding notes credited to their accounts. If you are not a DTC participant, you may tender your outstanding notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the launch date of the exchange offer, the exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer.

       Any participant in DTC may tender outstanding notes by:

(1) effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date; or

(2) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at one of its addresses on the back cover of this prospectus.

       With respect to option (1) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

       The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to, and received by, the exchange agent prior to the expiration date at one of its addresses set forth on the back cover of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

       Guaranteed Delivery Procedures. If you desire to tender your outstanding notes and you cannot complete the procedures described above on a timely basis, you may still tender your outstanding notes in the exchange offer if:

(1) you tender your outstanding notes through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal for the exchange offer (or a facsimile copy of it) or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

•	sets forth the name and address of the holder of outstanding notes and the amount of outstanding notes being tendered in the exchange offer;

•	states that the tender is being made thereby; and

•	guarantees that within three trading days after the expiration date of the exchange offer, a book-entry confirmation of delivery and any other documents required by the letter of transmittal for the exchange offer, if any, will be deposited by the eligible institution with the exchange agent; and

(3) book-entry confirmation of delivery and all other documents, if any, required by the letter of transmittal for the exchange offer are received by the exchange agent within three trading days after the expiration date.

       The notice of guaranteed delivery relating to the exchange offer must be sent by hand delivery or by facsimile to the exchange agent and must include a guaranty by an eligible institution in the form set forth in the notice of guaranteed delivery relating to the exchange offer.

Letter of Transmittal

       Subject to and effective upon the acceptance for exchange, and the exchange, of new notes for outstanding notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of outstanding notes:

•	irrevocably sells, assigns and transfers to or upon the order of the company all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the outstanding notes tendered thereby;

•	waives any and all rights with respect to the outstanding notes, except for any rights that a holder may have now or in the future under the federal securities laws;

•	releases and discharges us and the trustee under the indenture governing the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the outstanding notes, but excluding any such claims under the federal securities laws;

•	represents and warrants that the outstanding notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the new notes are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered outstanding notes, with full powers of substitution, resubstitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the outstanding notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

       If you wish to participate in the exchange offer, delivery of your outstanding notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date to allow sufficient time to ensure timely delivery.

       Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the outstanding notes and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the outstanding notes are tendered for the account of an eligible institution as more fully explained in the letter of transmittal.

Withdrawal of Tenders

       Tenders of outstanding notes in connection with the exchange offer may be withdrawn at any time prior to midnight, New York City time, on the expiration date. Tenders of outstanding notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of outstanding notes may be withdrawn at any time prior to the expiration date, as extended. In addition, you may withdraw any outstanding notes that were previously tendered in the exchange offer after March 11, 2005, unless we have accepted your outstanding notes for exchange pursuant to the exchange offer. For a withdrawal to be effective, the exchange agent must receive written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, listed on the back cover of this prospectus prior to the expiration date. Any notice of withdrawal must:

•	specify the name of the holder that tendered the outstanding notes to be withdrawn;

•	contain a statement that you are withdrawing your election to tender your outstanding notes in the exchange offer;

•	state the principal amount of the outstanding notes to be withdrawn; and

•	be signed by you in the same manner as the original signature in the letter of transmittal for the exchange offer by which the outstanding notes were previously tendered, including any required signature guarantees.

       Beneficial owners desiring to withdraw outstanding notes previously tendered should contact the DTC participant through which such beneficial owners hold their outstanding notes. In order to withdraw outstanding notes previously tendered, a DTC participant may, prior to the expiration date, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the outstanding notes being withdrawn are held for the account of an eligible institution as more fully explained in the letter of transmittal. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

       Withdrawals of tenders of outstanding notes may not be rescinded and any outstanding notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Accounting Treatment

       We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be expensed as incurred, with the exception of the cash consideration of up to $1,125,000, which will be capitalized and then amortized to the first put date.

       As the terms of the new notes require us to settle the par value of the new notes in cash and we can only deliver shares for the differential between the stock price on the date of conversion and the base conversion price (initially $9.67 per share), GAAP requires us to use the treasury stock method to calculate diluted earnings per share as if the new notes were outstanding since February 2004, when the outstanding notes were issued. The treasury stock method requires us to include in our calculation of diluted earnings per share, shares issuable if the new notes were to be converted at the end of the reporting period. After tax interest expense is not added back to net income for purposes of calculating diluted earnings per share under the treasury stock method. Under the treasury stock method, the number of shares of our common stock deemed to be outstanding for the purpose of calculating diluted earnings per share will not be increased unless the closing sale price of our common stock at the end of a reporting period exceeds the base conversion price (initially $9.67 per share) of the new notes. Whenever the closing sale price of our common stock at the end of a reporting period exceeds the base conversion price, the number of additional shares will be determined by the following formula:

[	(closing sale price on the last trading day of the applicable reporting period × applicable conversion rate) - $1,000 closing sale price on the last trading day of the applicable reporting period	]	×	the number of outstanding new notes

       As the closing sale price of our common stock was less than $9.67 at the end of each reporting period since the outstanding notes were issued in February 2004, for purposes of restating diluted earnings per share for fiscal 2004 and fiscal 2005 in accordance with EITF 04-8, we would not include any additional shares in diluted weighted average shares outstanding. Therefore, the restatement would have no impact on our previously reported diluted earnings per share.

Miscellaneous

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of outstanding notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any outstanding notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of outstanding notes unless we waive that condition for all such holders. None of us, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

       Tenders of outstanding notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such outstanding notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date or the withdrawal or termination of the exchange offer.

Exchange Agent and Information Agent

       U.S. Bank National Association has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

       Georgeson Shareholder Communications Inc. has been appointed as the information agent for the exchange offer, and will receive reasonable and customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover of this prospectus. Holders of outstanding notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

       We have retained Goldman, Sachs & Co. to act as dealer manager in connection with the exchange offer, which will receive reasonable and customary compensation for its services. We will pay such compensation to the dealer manager on the earlier of the expiration date and the termination date of the exchange offer if the exchange offer is terminated prior to its completion. Upon the successful completion of the exchange offer, we will pay a fee to the dealer manager. In the event that we have not accepted for exchange any outstanding notes within six months of the date of commencement of the exchange offer or if we otherwise terminate or abandon the exchange offer prior to its completion we will pay a reduced fee to the dealer manager. The obligations of the dealer manager to perform such functions are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address and telephone number set forth on the back cover of this prospectus.

       The dealer manager and its affiliates have provided, from time to time, and may in the future provide, investment banking, financial and other services to us for which we have paid, and intend to pay, customary fees. This included having acted as lead manager in the private placement of the outstanding notes. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the outstanding notes. As a result, from time to time, Goldman, Sachs & Co. may own certain of our securities, including the outstanding notes.

Other Fees and Expenses

       Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

       The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and our affiliates.

DESCRIPTION OF THE NEW NOTES

       The new notes will be issued under an indenture between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the new notes and the indenture. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the new notes and the indenture, including the definitions therein of certain terms. In this section of the prospectus entitled “Description of the New Notes,” when we refer to “Solectron,” “we,” “our” or “us,” we are referring to Solectron Corporation and not any of its subsidiaries.

General

       The new notes will be our general, unsecured obligations and will rank equally with all of our existing and future unsubordinated, unsecured obligations. The new notes will be limited to $450,000,000 aggregate principal amount. We use the term “new notes” in this prospectus to refer to each $1,000 principal amount of 0.50% Convertible Senior Notes, Series B due 2034. The new notes will mature on February 15, 2034. On the maturity date of the new notes, each holder will be entitled to receive the principal amount of a new note, plus accrued and unpaid interest, if any, unless the new notes are previously redeemed, purchased, repurchased or converted. By participating in the exchange offer, each holder will be deemed to have agreed to treat the exchange as not constituting a significant modification of the terms of the outstanding notes for U.S. federal income tax purposes.

       The new notes will bear interest at the rate of 0.50% per annum from the most recent date on or prior to the settlement date, which we expect will be February 16, 2005, to which regular interest has been paid or provided for on the outstanding notes. We will pay interest on the new notes on February 15 and August 15 of each year, commencing on August 15, 2005. Each payment of interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, the most recent interest payment date for the outstanding notes) to but excluding the applicable interest payment date. Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       As described below under “Conversion Rights,” you may convert the new notes into cash and, under certain circumstances, shares of our common stock at the initial conversion rate of 103.4468, unless the new notes have been previously redeemed, purchased or repurchased. The conversion rate may be adjusted as described below.

       On or after February 20, 2011, we will have the option to redeem all or any portion of the new notes at 100% of the principal amount of the new notes as described below under “— Optional Redemption by Solectron.”

       You may require us to purchase all or a portion of your new notes in cash on February 15 of each of 2011, 2014, 2019, 2024 and 2029 at 100% of the principal amount of the new notes as described below under “— Purchase of New Notes at the Option of the Holder.”

       If we experience a change in control, you will have the right to require us to repurchase your new notes as described below under “— Repurchase at Option of Holders Upon a Change in Control.” Holders of new notes submitted for repurchase will be entitled to convert the new notes up to and including the business day immediately preceding the date fixed for repurchase.

       Neither we, nor any of our subsidiaries, are subject to any financial covenants under the indenture. In addition, neither we, nor any of our subsidiaries, generally will be restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

       The new notes will be issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.

       The new notes will be evidenced by one or more global notes which will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., or Cede, as nominee of The Depository Trust Company. The global note will bear a legend to the effect that a holder and any beneficial owner of the new notes will be deemed to have agreed, for U.S. federal income tax purposes, to treat the exchange as not constituting a “significant modification” of the outstanding notes within the meaning of Treasury Regulations section 1.1001-3(e). Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of The Depository Trust Company or to a successor of The Depository Trust Company or its nominee.

       The global note will not be registered in the name of any person, or exchanged for new notes that are registered in the name of any person, other than The Depository Trust Company or its nominee unless one or more of the following events occurs:

•	The Depository Trust Company notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the new notes in certificated form, or

•	an event of default with respect to the new notes represented by the global note has occurred and is continuing.

       In those circumstances, The Depository Trust Company will determine in whose names any securities issued in exchange for the global note will be registered.

       Unless we elect to cause the issuance of the new notes in certificated form, The Depository Trust Company or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get new notes registered in your name if they are represented by the global note,

•	you cannot receive physical certificated new notes in exchange for your beneficial interest in the global notes,

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

•	all payments on the global note will be made to The Depository Trust Company or its nominee.

       The laws of some jurisdictions require that certain kinds of purchasers can only own securities in definitive, certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

       Only institutions, such as a securities broker or dealer, that have accounts with The Depository Trust Company or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by The Depository Trust Company (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

       Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in The Depository Trust Company’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlements in immediately available funds will have on trading activity in those beneficial interests.

       We will make cash payments of interest on and principal of the redemption price, purchase price, principal return (as described below) and the net cash amount (as described below) and the repurchase price of the global note to Cede, the nominee for The Depository Trust Company, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

       We have been informed that The Depository Trust Company’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new notes represented by the global note as shown on The Depository Trust Company’s records, unless The Depository Trust Company has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

       We understand that neither The Depository Trust Company nor Cede will consent or vote with respect to the new notes. We have been advised that under its usual procedures, The Depository Trust Company will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

       Because The Depository Trust Company can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in The Depository Trust Company book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

       The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange, only at the direction of one or more participants to whose account with The Depository Trust Company interests in the global note are credited and only in respect of such portion of the principal amount of the new notes represented by the global note as to which such participant or participants has or have given such direction.

       The Depository Trust Company has also advised us as follows:

•	The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, member of the Federal Reserve System, clearing corporation within the meaning of the Uniform Commercial Code, as amended, and clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act,

•	The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants,

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations,

•	certain participants, or their representatives, together with other entities, own The Depository Trust Company, and

•	indirect access to The Depository Trust Company System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       The policies and procedures of The Depository Trust Company, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of The Depository Trust Company’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

       The conversion rate will be 103.4468 shares of common stock per $1,000 principal amount of new notes subject to adjustment as specified below. The initial conversion rate is equivalent to a conversion price of approximately $9.67 per share of common stock. The conversion price is equal to $1,000 principal amount of new notes divided by the conversion rate. You will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into cash and, under certain circumstances, shares of our common stock as follows:

•	if, on or prior to February 15, 2029, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the eleventh trading day of any fiscal quarter is more than 120% of the then current conversion price of the new notes, then you will have such conversion right until and including the eleventh trading day of the following fiscal quarter,

•	if, on any date after February 15, 2029, the closing sale price of our common stock is more than 120% of the then current conversion price of the new notes, then you will have such conversion right at all times thereafter,

•	if we elect to call the new notes for redemption on or after February 20, 2011, then you will have the right to convert the new notes (or the portion of new notes called for redemption, if less than all) until the close of business on the business day prior to the redemption date,

•	if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase our common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution, then you will have such conversion right in the period described below,

•	if we distribute to all or substantially all holders of our common stock, cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 5% of the closing sale price of our common stock on the day preceding the declaration of such distribution, then you will have such conversion right in the period described below, or

•	if we become a party to a consolidation, merger or sale of all or substantially all of our assets that constitutes a change in control as defined below under the heading “— Repurchase at Option of Holders Upon a Change in Control” or such an event occurs that would have been a change in control but for one or more of the exceptions to the definition of change in control described below under the same heading in the paragraph immediately following paragraph (3).

       In the case of the fourth and fifth bullet points above, we must notify holders of new notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their new notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If in the future we adopt a stockholder rights plan, you will not have any conversion right pursuant to the fourth bullet point above or otherwise, solely as a result of the issuance of rights pursuant to the stockholder rights plan. In the case of a distribution identified in the fourth or fifth bullet points above, the ability of a holder of new notes to convert would not be triggered if the holder may participate in the distribution without converting. In the case of the sixth bullet point above, a holder may surrender new notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of the transaction. As used in this section, “closing sale price” generally means the last reported sale price regular way of our common stock on the New York Stock Exchange.

Conversion Upon Satisfaction of a Trading Condition.

       You also may convert your new notes for the five business day period after any five consecutive trading-day period in which the average trading prices for the new notes for such five trading-day period was less than 95% of the average reference period conversion value (as defined below) for the new notes during that period; provided, however, if, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the new notes and less than or equal to 120% of the then current conversion price of the new notes, you surrender your new notes for conversion and the new notes are not otherwise convertible, you will receive cash with a value equal to the principal amount of your new notes on such conversion date.

       We define the reference period conversion value in this section to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate.

       You may convert all or part of any new note by delivering the new note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained by the trustee and any applicable payments, including interest payments and payments in respect of taxes, if any. The conversion date will be the date on which the new note and the duly signed and completed conversion notice are so delivered.

Conversion Settlement.

       Subject to certain exceptions described under “— Conversion Upon Satisfaction of Trading Condition,” above and under “— Adjustment to Conversion Rate Upon a Change in Control” below, if a holder surrenders new notes for conversion, such holder will receive, in respect of each $1,000 principal amount of new notes:

•	cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of each new note and (b) the conversion value (as described below); and

•	if the conversion value is greater than the principal amount of each new note, at our election (which we shall make (i) upon satisfaction of the conditions set forth under the first and second bullets under the heading “Conversion Rights” or (ii) when we give notice of the conversion rights under the third through sixth bullets under the heading “Conversion Rights”), either:

•	a number of shares of our common stock (the “net shares”) equal to the sum of the daily share amounts (calculated as described below) for each trading day during the applicable conversion reference period (described below) (the “net share amount”); or

•	a cash amount equal to the sum of the daily cash amounts (calculated as described below) for each trading day during the applicable conversion reference period (the “net cash amount”).

       The “applicable conversion reference period” means:

•	for new notes tendered for conversion after we have specified a redemption, purchase or repurchase date for those new notes, the five consecutive trading days beginning on the third trading day following such date; or

•	in all other cases, the five consecutive trading days beginning on the third trading day following the date the new notes are tendered for conversion.

       The “applicable stock price” is equal to the average of the closing sale prices of our common stock during the applicable conversion reference period.

       The “conversion value” is equal to (a) the applicable conversion rate, multiplied by (b) the applicable stock price. The cash payment for fractional shares will be based on the applicable stock price.

       The “daily share amount,” for each new note on each trading day in the applicable conversion reference period, is equal to the greater of:

•	zero; or

•	a number of shares of our common stock determined by the following formula:

(Closing Sale Price on That Trading Day multiplied by Applicable Conversion Rate) - $1,000

5 multiplied by Closing Sale Price on Such Trading Day

       The “daily cash amount,” for each new note on each trading day in the applicable conversion reference period, is equal to the greater of:

•	zero; or

•	an amount of cash determined by the following formula:

(Closing Sale Price on That Trading Day multiplied by Applicable Conversion Rate) - $1,000

5

       In the event of a conversion upon a change in control transaction where the calculation of the daily share amount and daily cash amount would not be possible because our common stock has ceased to be publicly traded, if holders of our common stock receive only cash in such transaction, the closing sale price will be the cash amount paid per share. Otherwise, the closing sale price will be the average of the last closing prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such change in control. The conversion value, principal return, net cash amount and net share amount will be determined by us promptly after the end of the applicable conversion reference period. We will pay the principal return and cash for fractional shares and deliver net shares or the net cash amount, if any, no later than the fourth business day following the determination of the applicable stock price. We will not issue fractional shares upon conversion. Any shares of our common stock issuable upon conversion of the new notes will be fully paid and nonassessable.

       If you surrender a new note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the conversion date, except as described below in this paragraph. In the case of any new note that has been surrendered for conversion after any regular record date but before the next succeeding interest payment date:

•	notwithstanding such conversion, interest payable on such interest payment date shall be payable on such interest payment date, and such interest shall be paid to the holder of such new note as of such regular record date; and

•	except for new notes, or portions thereof, called for redemption or to be purchased or repurchased, or if we are in arrears on our interest payments as of the conversion date, such new notes surrendered for conversion must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of new notes being surrendered for conversion.

       No other payment or adjustment for interest, or any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

       You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Conversion Rate Adjustments

       The conversion rate will be subject to adjustment for, among other things:

•	dividends and other distributions payable in our common stock on shares of our common stock,

•	the issuance to all holders of our common stock of rights, options or warrants (in any case other than in connection with a stock rights plan) entitling them to subscribe for or purchase our common stock at less than the current market price of such common stock on the record date for stockholders entitled to receive such rights, options or warrants,

•	subdivisions, combinations, splits and reverse splits of our common stock, and reclassifications of our common stock into securities other than our common stock,

•	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets (if we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution), including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to above,

•	dividends and distributions paid exclusively in cash, and

•	distributions upon mergers or consolidations discussed below,

•	if we or one of our subsidiaries purchase our common stock (for the avoidance of doubt, excluding options, warrants, purchase rights and other securities convertible, exchangeable or exercisable for common stock) pursuant to a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock in such offer exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then the conversion rate will be adjusted, and

•	if we make a distribution consisting exclusively of cash to all holders of outstanding shares of common stock, the conversion rate will be adjusted to a new conversion rate equal to the existing conversion rate multiplied by a fraction, the numerator of which is the current market price of our common stock plus the amount per share of such dividend or distribution and the denominator of which will be the current market price of our common stock, where the current market price of our common stock is the average closing sale price of our common stock for the first 10 trading days from, and including, the first ex-distribution day that the common stock trades.

       To the extent that we have a rights plan in effect upon conversion of the new notes, you will receive, in addition to any common stock to which you are entitled upon conversion, the rights under the rights plan associated with such common stock unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

       We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered new notes of any adjustments.

       In the event that we consolidate or merge with or into another entity or another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the new notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

       We may increase the conversion rate if our board of directors determines that the increase would be in our best interest. The board of directors’ determination in this regard will be conclusive. We will give holders of new notes notice of such an increase in the conversion rate. We will comply with the Exchange Act and the rules and regulations promulgated under the Exchange Act, to the extent applicable, in connection with any such notice. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control as defined below.

       If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the conversion rate is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of new notes.

Adjustment to Conversion Rate Upon a Change in Control

       If and only to the extent that you convert your notes pursuant to the sixth bullet point under the heading “Conversion Rights” prior to February 15, 2011 (and subject to our rights described under “— Repurchase at Option of Holders Upon a Change in Control”), we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a change in control if at least 90% of the consideration paid or payable for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such change in control transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The

Nasdaq Stock Market or a successor automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction).

       The number of additional shares will be determined by reference to the table below, based on the effective date of the change in control and the price (the “stock price”) paid per share of our common stock in such change in control transaction. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such change in control.

       The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the new notes is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment, and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate.

       The following table sets forth the stock price and number of additional shares issuable per $1,000 principal amount of notes.

	Stock Price ($)

Effective Date of
Change in Control	5.07	7.0	8.0	9.0	10.0	12.5	15.0	17.5	20.0	25.0	30.0

15-Feb-05	66.1	38.9	30.5	24.9	20.4	13.0	8.9	6.1	4.6	2.5	1.5

15-Feb-06	68.5	39.4	30.6	24.5	20.0	12.3	8.3	5.6	4.0	2.1	1.2

15-Feb-07	71.0	39.7	30.8	24.2	19.3	11.7	7.4	5.0	3.4	1.7	0.9

15-Feb-08	74.3	40.3	30.3	23.3	18.4	10.5	6.4	4.0	2.6	1.2	0.5

15-Feb-09	78.0	40.3	29.0	21.8	16.7	8.4	4.8	2.5	1.6	0.5	0.2

15-Feb-10	83.1	39.4	27.0	18.4	13.3	5.4	2.3	1.0	0.4	0.0	0.0

15-Feb-11	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

       The stock prices and additional share amounts set forth above are based upon a common stock price of $5.07 and an initial conversion price of $9.67 per share.

       The exact stock price and repurchase dates may not be set forth in the table, in which case if the stock price is:

•	between two stock price amounts on the table or the repurchase date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 or 366 day year, as actually applicable;

•	more than $30 per share (subject to adjustment), the conversion rate will not be adjusted; and

•	less than $5.07 per share (subject to adjustment), the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the conversion rate (taking into account any increases in the conversion rate for the additional shares described above) exceed 186.5468 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as described above under “— Conversion Rate Adjustments.”

Ranking

       The new notes will be general, unsecured obligations and will rank equally with all of our existing and future unsubordinated, unsecured indebtedness. The new notes will be subordinated to our unsubordinated secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the new notes will be structurally subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries. As of November 30, 2004, the aggregate amount of liabilities of our subsidiaries was approximately $2.1 billion (excluding intercompany liabilities).

       We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the new notes. The trustee’s claims for these payments will generally be senior to those of holders of new notes in respect of all funds collected or held by the trustee.

       The new notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the new notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the new notes or have any obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Optional Redemption by Solectron

       On or after February 20, 2011, we may redeem the new notes, in whole or in part, at 100% of the principal amount of the new notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If we elect to redeem all or part of the new notes, we will give at least 30, but no more than 60, days’ prior notice to you.

       If we do not redeem all of the new notes, the trustee will select the new notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or otherwise in accordance with the applicable procedures of the depository. If any new notes are to be redeemed in part only, we will issue a new note or new notes in principal amount equal to the unredeemed principal portion thereof.

       No sinking fund is provided for the new notes, which means that the indenture does not require us to redeem or retire the new notes periodically.

Purchase of New Notes at the Option of the Holder

       On the purchase date of each of February 15, 2011, 2014, 2019, 2024 and 2029, we will, at the option of the holder, be required to purchase for cash any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their new notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date. The purchase price of a note will be 100% of the principal amount of the note, plus accrued and unpaid interest to, but excluding, the repurchase date. Interest, will be paid to the record holder as of the related record date.

       We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their new notes.

       The purchase notice given by each holder electing to require us to purchase new notes shall state:

•	if certificated new notes have been issued, the certificate numbers of the holder’s new notes to be delivered for purchase or, if not, such information as may be required under applicable The Depository Trust Company procedures and the indenture;

•	the portion of the principal amount of new notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes and the indenture.

       Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

       The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated new notes have been issued, the certificate numbers of the new notes being withdrawn or, if not, such information as may be required under applicable The Depository Trust Company procedures and the indenture; and

•	the principal amount, if any, of the new notes that remains subject to the purchase notice.

       Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including by book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

       If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding whether or not the note has been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

       Our ability to purchase new notes with cash may be limited by the terms of our then existing borrowing agreements. We will comply with the Exchange Act and the rules and regulations promulgated under the Exchange Act, to the extent applicable, in connection with any such notice.

Payment and Conversion

       We will make all payments of principal, principal return, net cash amount, if any, and interest on the new notes by dollar check drawn on an account maintained at a bank in The City of New York or by wire transfer. Payment of any interest on the new notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on February 1 or August 1, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered new notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date.

Payments made to The Depository Trust Company as holder of one or more global new notes will be made by wire transfer.

       Payments on any global note registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the new notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of The Depository Trust Company’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global note, or

•	any other matter relating to the actions and practices of The Depository Trust Company or any of its participants or indirect participants.

       We will not be required to make any payment on the new notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

       New notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan in The City of New York. New notes surrendered for conversion must be accompanied by appropriate notices and any applicable payments, including interest payments and payments in respect of taxes, if any.

       We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the new notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest and liquidated damages, if any, on the new notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of new notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

       All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal, interest and liquidated damages, if any, on any new notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Discharge of the Indenture

       We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding new notes or by depositing with the trustee (not earlier than one year prior to the stated maturity of the new notes, or if the new notes are to be called for redemption, within one year of the redemption date) cash sufficient to pay all of the outstanding new notes and paying all other sums payable by us under the indenture. Notwithstanding the satisfaction and discharge of the new notes, any rights of conversion which holders of new notes would otherwise have had will survive.

Repurchase at Option of Holders Upon a Change in Control

       If a change in control as defined below occurs, you will have the right, at your option, to require us to repurchase all of your new notes not previously called for redemption, or any portion of the principal amount thereof in integral multiples of $1,000. The price we are required to pay is 100% of the principal amount of the new notes to be repurchased, together with interest and liquidated damages, if any, accrued to, but excluding, the repurchase date.

       Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change in control. This notice must specify (a) the date of repurchase and (b) the procedures for tendering your new notes. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the new notes with respect to which the right is being exercised. We are required to repurchase the new notes on the date that is not more than 45 days after the date of our notice.

       A change in control will be deemed to have occurred at the time after the new notes are originally issued that any of the following occurs:

(1) any person acquires a beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans, or

(2) we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than:

•	any such transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or

•	any merger that is effected solely to change our jurisdiction of incorporation.

(3) any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, binding share exchange, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

However, a change in control will not be deemed to have occurred if either:

•	the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of

10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the new notes in effect on each of those trading days, or

•	all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger or consolidation otherwise constituting a change in control under clause (2) in the preceding paragraph above, consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the new notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

       For purposes of these provisions:

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act, and

•	a person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

       The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with these rules and regulations to the extent they apply at that time.

       We may, to the extent permitted by applicable law, at any time purchase new notes in the open market, by tender at any price or by private agreement. Any note that we purchase shall be surrendered to the trustee for cancellation. Any new notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.

       The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your new notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

       The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

       We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the new notes that might be delivered by holders of new notes seeking to exercise the repurchase right. If we were to fail to repurchase the new notes when required following a change in control, an event of default under the indenture would occur. Some of the events constituting a change in control could cause an event of default under the terms of other debt instruments that we may become subject to in the future.

Mergers and Sales of Assets by Solectron

       We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless we are the surviving corporation or, if we are not the surviving corporation:

•	the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed transferred, sold or leased, shall be a corporation existing under the laws of the United States, any State within the United States or the District of Columbia and assumes the payment of the principal of, and interest on, the new notes and the performance of our other covenants under the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default under the indenture will have occurred and be continuing, and

•	other requirements as described in the indenture are met.

Events of Default

       The following will be events of default under the indenture:

•	we fail to pay principal of any new note (including any redemption price, purchase price or repurchase price) when due,

•	we fail to pay interest on any new note when due, which failure continues for 30 days,

•	we fail to pay the principal return (and cash in lieu of fractional shares) or the net cash amount or deliver the net shares, in each case when due,

•	we fail to provide the notice that we are required to give in the event of a change in control,

•	we breach or fail to perform any other covenant or agreement in the indenture, which failure continues for 60 days following written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding,

•	we fail to pay when due, either at its maturity or upon acceleration, any indebtedness under any bonds, debentures, new notes or other evidences of indebtedness for money borrowed by us, or any guarantee thereof, in excess of $50 million or more (or, following a “fall away event,” $100 million or more) if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any significant subsidiary, as specified in the indenture.

       For purposes of the indenture, a “fall away event” shall be deemed to have occurred if:

(1) the new notes are rated Baa3 or above by Moody’s and BBB- or above by S&P (or, if either such entity ceases to rate the new notes for reasons outside of the control of Solectron, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Solectron as a replacement agency); and

(2) no event of default shall have occurred and be continuing.

       Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification to the trustee, the holders of a majority in aggregate principal amount of the outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

       If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization with respect to Solectron occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding new notes may accelerate the maturity of all new notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal of the new notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs with respect to Solectron, then the principal amount of all the new notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the new notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

       You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

       you give the trustee written notice of a continuing event of default,

•	the holders of at least 25% in aggregate principal amount of the outstanding new notes have made written request and offered reasonable indemnity to the trustee to institute proceedings,

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding new notes a direction inconsistent with the written request, and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

       However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, or interest on, your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

       We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

       Within 90 days after the occurrence of any default which we have notified the trustee about, the trustee will give notice of the default to all holders of new notes, unless that default has been cured or waived. However, except in the case of a default in the payment of the principal of, premium, if any, or interest on the new notes, the trustee may withhold such notice if the trustee determines in good faith that withholding such notice is in the interest of the holders of new notes.

Meetings, Modification and Waiver

       The indenture contains provisions for convening meetings of the holders of new notes to consider matters affecting their interests.

       Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the new notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived, and any past defaults by us under the indenture (except a default in the payment of principal or interest) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the new notes at the time outstanding, or

•	by the adoption of a resolution, at a meeting of holders of the new notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the new notes represented at such meeting.

       The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the new notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

       However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	change the stated maturity of the principal or interest of a note,

•	reduce the principal amount of, or interest on, any note,

•	reduce the amount payable upon a redemption, purchase or repurchase,

•	modify the provisions with respect to the purchase right or repurchase right of holders of new notes in a manner adverse to the holders,

•	modify our right to redeem the new notes in a manner adverse to the holders,

•	change the place or currency of payment on a note,

•	impair the right to institute suit for the enforcement of any payment on any note,

•	modify our obligation to maintain an office or agency in The City of New York,

•	modify any provision that adversely affects the right to convert the new notes other than a modification or amendment required by the terms of the indenture,

•	reduce the amount of cash or the number of shares of common stock deliverable by us upon conversion,

•	reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify, amend or waive compliance with certain provisions of the indenture or to waive certain defaults, or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of new notes at which a resolution is adopted.

Notices

       Notice to holders of the registered new notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

       Notice of a redemption of new notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the new notes will be irrevocable.

Replacement of New Notes

       We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated new notes or evidence of the loss, theft or destruction satisfactory to the trustee and us. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

       We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the new notes or of shares of stock upon conversion of the new notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

       The indenture, the new notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

       If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of new notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CERTAIN INDEBTEDNESS

       The following summary of the principal terms of the instruments governing certain of our outstanding debt does not purport to be a complete description of this indebtedness and may not contain all of the information that may be important to you. For a complete description of those terms, you should refer to the instruments governing the tenure of this indebtedness contained in exhibits to filings of Solectron with the SEC.

7.375% Senior Notes due 2006

       General. On February 29, 1996, we issued $150,000,000 principal amount of 7.375% Senior Notes due 2006 pursuant to an indenture dated February 15, 1996 between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company, N.A.), as trustee. On May 29, 1996 we consummated an offer to exchange those notes for $150,000,000 principal amount of 7.375% Senior Notes due 2006 with substantially identical terms except that they have been registered under the Securities Act. As of November 30, 2004, there was $150,000,000 aggregate principal amount of 7.375% Senior Notes, due 2006 outstanding.

       Maturity and Interest. The 7.375% Senior Notes due 2006 are limited in aggregate principal amount to $150,000,000 and will mature on March 1, 2006. Interest on the 7.375% Senior Notes due 2006 accrues at 7.375% per annum and is payable semiannually on March 1 and September 1 of each year.

       Ranking. The 7.375% Senior Notes due 2006 are our unsecured unsubordinated obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations and rank senior in right of payment to all of our existing and future subordinated obligations. The 7.375% Senior Notes due 2006 are structurally subordinated to all existing and future obligations of our subsidiaries.

       Redemption. The 7.375% Senior Notes due 2006 may not be redeemed prior to maturity.

       Covenants. The indenture relating to the 7.375% Senior Notes due 2006 restricts, among other things, our ability to incur certain liens and enter into certain sale and lease-back transactions.

2.75% LYONs® due 2020 (Zero Coupon-Senior)

       General. On May 8, 2000, we issued an aggregate of $4,025,000,000 principal amount at maturity of LYONs® due 2020 (Zero Coupon-Senior) pursuant to an indenture between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company, N.A.), as trustee. We issued the LYONs® at an issue price of $579.12 per LYON® (57.912% of the principal amount at maturity). In July 2002, we completed a tender offer for the 2.75% LYONs® and purchased $1.5 billion aggregate principal amount at maturity of the 2.75% LYONs® for $900 million in cash. As of November 30, 2004, there was approximately $9,300,000 accreted value of LYONs® outstanding.

       Maturity and Interest. We will not pay interest on the LYONs® prior to maturity. Instead, on May 8, 2020, the maturity date of the LYONs®, a holder will receive $1,000 per LYON®. The issue price of each LYON® represents a yield to maturity of 2.75% per year (computed on a semi-annual bond equivalent basis) calculated from May 8, 2000.

       Ranking. The LYONs® are our unsecured and unsubordinated obligations that rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations and rank senior in right of payment to all of our existing and future subordinated obligations. The LYONs® are structurally subordinate to all existing and future obligations of our subsidiaries.

       Conversion. Holders may convert their LYONs® at any time on or before the maturity date, unless the LYONs® have previously been redeemed or purchased, into 12.3309 shares of our common stock per LYON®. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount.

       Purchase at Option of Holders. Holders may require us to purchase all or a portion of their LYONs® on May 8, 2010, at a price of $761.00 per LYON®. We may choose to pay the purchase price in cash or common stock or a combination of cash and common stock.

       Redemption. Solectron may redeem all or a portion of the LYONs® at any time on or after May 8, 2003 at certain specified redemption prices.

7.97% Subordinated Debentures due 2006

       General. On December 27, 2001 and January 8, 2002, we issued an aggregate of 44,000,000 7.25% Adjustable-Conversion-Rate Equity Security Units pursuant to an indenture and a purchase contract agreement, each between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company, N.A.), as trustee and purchase contract agent, respectively. Goldman, Sachs & Co., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated were the underwriters in this transaction.

       The Units. Each equity security unit had a stated amount of $25 and consisted of (a) a contract to purchase, for $25, shares of common stock of Solectron on November 15, 2004, and (b) $25 principal amount of our 7.25% subordinated debentures due 2006. The debentures initially were held as a component of a unit and pledged for our benefit to secure the holder’s obligation to purchase our common stock under the related purchase contract.

       Early Settlement Offer for Equity Security Units. On May 11, 2004, we completed our early settlement offer to exchange up to 41,800,000 of our Equity Securities Units for 2.5484 shares of common stock plus $1.97 in cash for each validly tendered and accepted Equity Security Unit. The early settlement offer expired at midnight, New York City time, on May 5, 2004, and we accepted all of the 41,429,202 Equity Security Units tendered as of the expiration of the early settlement offer, or approximately 94% of the 44,000,000 issued and outstanding Equity Security Units. In accordance with the terms of the early settlement offer, we exchanged an aggregate of approximately 105.6 million shares of our common stock and $81.6 million in cash, including cash paid in lieu of fractional shares, for the 41,429,202 Equity Security Units tendered. Settlement of the remaining outstanding purchase contracts occurred on the stock purchase date, November 15, 2004.

       Remarketing. On August 16, 2004, the 7.25% subordinated debentures due 2006 were remarketed and the interest rate on the debentures was reset to 7.97% per annum, payable quarterly, effective on and after August 15, 2004. The proceeds from the remarketing were used to settle the purchase contracts on November 15, 2004 resulting in no Equity Security Units remaining outstanding. As of November 30, 2004, there was $63,138,000 aggregate principal amount of 7.97% Subordinated Debentures due 2006 outstanding.

       Principal, Maturity and Interest. The debentures have a principal amount of $25 and mature on November 15, 2006. The interest rate on the debentures is 7.97% per annum, payable quarterly, effective on and after August 15, 2004. Interest on the debentures is payable quarterly in arrears on February 15, May  15, August 15 and November 15 of each year.

       Ranking. The debentures are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt. In addition, the debentures are structurally subordinated to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries.

       Redemption. In the event of certain tax events, we may, at our option, redeem the debentures at the redemption price as specified in the indenture. Other than in the event of such a tax event redemption, we are not entitled to redeem the debentures prior to maturity.

9.625% Senior Notes due 2009

       General. On February 6, 2002, we issued $500,000,000 principal amount of 9.625% Senior Notes due 2009 pursuant to an indenture dated February 6, 2002 between us and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee. As of November 30, 2004, there was $500 million aggregate principal amount of the 9.625% Senior Notes due 2009 outstanding.

       Maturity and Interest. The 9.625% Senior Notes due 2009 are limited in aggregate principal amount to $500,000,000 and will mature on February 15, 2009. Interest on the 9.625% Senior Notes due 2009 accrues at 9.625% per annum and is payable on February 15 and August 15 of each year.

       Ranking. The 9.625% Senior Notes due 2009 are our general, unsecured obligations and:

•	are subordinated to all of our existing and future secured, unsubordinated indebtedness to the extent of the value of the assets securing such indebtedness;

•	are structurally subordinated to all liabilities of our subsidiaries, including our secured credit facilities as well as trade payables;

•	rank equal in right of payment with all of our existing and future unsubordinated, unsecured indebtedness; and

•	rank senior in right of payment to all of our existing and future subordinated indebtedness.

       Redemption. At any time prior to February 15, 2005, we will have the option to redeem up to 35% of the 9.625% Senior Notes due 2009 at the redemption prices set forth in the indenture governing the 9.625% Senior Notes due 2009. Prior to February 15, 2006, we will have the option to redeem the 9.625% Senior Notes due 2009, in whole or in part, from time to time, at a price equal to the greater of 104.813% of the principal amount of the 9.625% Senior Notes due 2009 or a “make-whole” premium as set forth in the indenture governing the 9.625% Senior Notes due 2009, plus accrued and unpaid interest. On or after February 15, 2006, we will have the option to redeem all or a portion of the 9.625% Senior Notes at the redemption prices set forth in the indenture governing the 9.625% Senior Notes due 2009.

       Change of Control. Upon a Change of Control, as defined in the indenture governing the 9.625% Senior Notes due 2009, holders of the 9.625% Senior Notes due 2009 will have the right to require us to repurchase all or any part of their 9.625% Senior Notes due 2009 at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

       Certain Covenants. Prior to the 9.625% Senior Notes due 2009 being rated at least Baa3 or above by Moody’s Investor Services and BBB- or above by Standard & Poor’s, the indenture governing the 9.625% Senior Notes due 2009 will contain certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends;

•	make distributions in respect of our or our subsidiaries’ capital stock;

•	make other restricted payments;

•	give subsidiary guarantees of our other debt;

•	enter into transactions with affiliates or related persons; and

•	sell assets.

       In addition, before and after the 9.625% Senior Notes due 2009 receive such ratings, the indenture governing the 9.625% Senior Notes due 2009 will restrict our ability and the ability of our restricted subsidiaries to:

•	enter into sale and leaseback transactions;

•	create liens; and

•	consolidate, merge or sell all or substantially all of our or our subsidiaries’ assets.

       The indenture governing the 9.625% Senior Notes due 2009 permits, under certain circumstances, our subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions in the indenture. Pursuant to that indenture, U.S. Robotics was declared an unrestricted subsidiary.

Credit Facility

       As of November 30, 2004, we had available a $500 million revolving credit facility arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc., with Bank of America, N.A., as administrative agent and collateral agent and JPMorgan Chase Bank, Citicorp USA, Inc. and The Bank of Nova Scotia, as co-syndication agents. Our $500 million revolving credit facility, under which there was no debt outstanding as of November 30, 2004, is set to expire on August 20, 2007.

       Drawings on the facility are subject to satisfaction of customary conditions (including representations and warranties being true and correct, no default or event of default in existence and delivery of satisfactory documentation. There is no requirement in the facility for us to maintain our ratings.

       Our revolving credit facility is guaranteed by certain of our domestic subsidiaries and secured by the pledge of domestic accounts receivable, inventory and equipment, the pledge of equity interests in certain of our subsidiaries and notes evidencing intercompany debt.

       Borrowings under the credit facility bear interest, at our option, at the London Interbank offering rate (LIBOR) plus a margin of 2.25% based on our current senior secured debt ratings, or the higher of the Federal Funds Rate plus 1/2 of 1% or Bank of America N.A.’s publicly announced prime rate. As of November 30, 2004, there were no borrowings outstanding under this facility.

       The secured credit facility is subject to various customary covenants and conditions precedent. The negative covenants include limitations on indebtedness, investments, liens, burdensome agreements, fundamental changes, dispositions, capital expenditures and restricted junior payments. The secured credit facility also contains the following financial covenants: maximum debt to consolidated EBITDA and cash interest coverage. We were in compliance with all applicable covenants as of November 30, 2004.

       In addition, we had $15.2 million in committed and $176.7 million in uncommitted foreign lines of credit and other bank facilities as of November 30, 2004 relating to continuing operations. A committed line of credit obligates a lender to loan us amounts under the credit facility as long as we adhere to the terms of the credit agreement. An uncommitted line of credit is extended to us at the sole discretion of a lender. The interest rates range from the bank’s prime lending rate to the bank’s prime rate plus 1.0%. As of November 30, 2004, borrowings and guaranteed amounts were $5.8 million under committed and $0 under uncommitted foreign lines of credit. Borrowings are payable on demand. The weighted-average interest rate was 4.0% for committed foreign lines of credit as of November 30, 2004.

       In connection with this exchange offer, we and the senior lenders under our credit facility have amended such agreement to allow us to perform our obligations with respect to the new notes.

DESCRIPTION OF CAPITAL STOCK

General

       As of the date of this prospectus, our authorized capital stock consists of 1,601,200,000 shares. Those shares consist of (1) 1,600,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The equity securities currently outstanding are shares of our common stock and our Series B preferred stock. As of January 28, 2005, there were 970,828,477 shares of common stock issued and outstanding and one share of Series B preferred stock outstanding.

Preferred Stock

       The following description of preferred stock and the description of the terms of a particular series of preferred stock is not complete. The description is qualified in its entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

       The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

       Any or all of these rights may be greater than the rights of the common stock.

       The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

       The rights, preferences, privileges and restrictions of the preferred stock of each series are, in the case of Series A preferred stock, and in the case of future series, will be, fixed by the certificate of designation relating to that series. The certificate of designation will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Solectron’s affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

       Preferred stock will be fully paid and nonassessable upon issuance.

Series B Preferred Stock

       On December 3, 2001, a special voting share of our Series B preferred stock was issued to the trustee appointed under the voting and exchange trust agreement entered into in connection with our transaction with C-MAC Industries Inc. pursuant to that certain combination agreement, dated as of August 8, 2001, by and among Solectron, 3924548 Canada, Inc., Exchangeco and C-Mac Industries, Inc., as amended as of September 7, 2001. It is the only share of Series B preferred stock issued and outstanding. The special voting share is a share of our Series B preferred stock and has a par value of $0.001 per share. Except as otherwise required by law or our certificate of incorporation, the special voting share is entitled to a number of votes equal to the number of outstanding exchangeable shares of Solectron Global Services Canada from time to time not owned by us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. The holders of our common stock and the holder of the special voting share vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or our certificate of incorporation. The holder of the special voting share is not entitled to receive dividends from us and, in the event of any liquidation, dissolution or winding-up of us, will receive an amount equal to the par value thereof. At such time as there are no exchangeable shares outstanding not owned by us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us, and there are no shares of stock, debt, options or other agreements of Solectron Global Services Canada that could give rise to the issuance of any exchangeable shares to any person (other than us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us), the special voting share will be cancelled in accordance with its terms.

Series A Participating Preferred Stock and Rights Agreement

       On June 29, 2001, pursuant to a preferred stock rights agreement between us and Fleet National Bank, as rights agent, our Board of Directors declared a dividend of one right to purchase one ten-thousandth of a share of our Series A participating preferred stock for each outstanding share of our common stock. The dividend was paid on July 30, 2001, to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one ten-thousandth of a share of our Series A preferred stock at an exercise price of $150, subject to adjustment.

       The following is a summary and general description of the principal terms of our rights agreement.

Rights Evidenced by Common Stock Certificates

       The rights will not be exercisable until the distribution date. Certificates for the rights will not be sent to our stockholders and the rights will attach to and trade only together with our common stock. Accordingly, our common stock certificates outstanding on July 30, 2001 will evidence the rights related thereto, and our common stock certificates issued after July 30, 2001 will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for our common stock, outstanding as of the record date, even without notation or a copy of the summary of rights being attached thereto, also will constitute the transfer of the rights associated with our common stock represented by such certificate.

Distribution Date

       The rights will be separate from our common stock. Rights certificates will be issued and the rights will become exercisable upon the earlier of the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our then-outstanding common stock (which includes exchangeable shares exchangeable for common stock), or the tenth business day (or such later date as may be determined by our board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then-outstanding common stock. The earlier of such dates is referred to as the “distribution date.”

Issuance of Rights Certificates; Expiration of Rights

       As soon as practicable following the distribution date, a rights certificate will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificate alone will evidence the rights from and after the distribution date. The rights will expire on the earliest of July 30, 2011, or redemption or exchange of the rights as described below.

Initial Exercise of the Rights

       Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one ten-thousandth of a share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, or our Board of Directors decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

Right to Buy Our Common Stock

       Unless the rights are earlier redeemed, in the event that an acquiring person obtains 15% or more of our then-outstanding common stock, then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of our common stock having a value equal to two times the price of such shares. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by us as set forth below.

Right to Buy Acquiring Company Common Stock

       Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person obtains 15% or more of our then-outstanding common stock, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right which has not yet been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the price of such shares.

Exchange Provision

       At any time after an acquiring person obtains 15% or more of our then outstanding common stock and prior to the acquisition by such acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of our common stock per right.

Redemption

       At any time on or prior to the close of business on the earlier of the fifth day following the attainment of 15% or more of our then-outstanding common stock by an acquiring person (or such later date as may be determined by action of our board of directors and publicly announced by us), or July 30, 2011, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to Prevent Dilution

       The purchase price payable, the number of rights, and the number of shares of our Series A preferred stock or our common stock or other securities or property issuable upon the exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the rights agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

Cash Paid Instead of Issuing Fractional Shares

       No fractional shares of our common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of our common stock on the last trading date prior to the date of exercise.

No Stockholders’ Rights Prior to Exercise

       Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of us (other than any rights resulting from such holder’s ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of Rights Agreement

       The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date. After the distribution date, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders, other than the acquiring person.

Rights and Preferences of Our Series A Preferred Stock

       Each one ten-thousandth of a share of our Series A preferred stock has rights and preferences substantially equivalent to those of one share of our common stock.

No Voting Rights

       Rights will not have any voting rights.

Certain Anti-Takeover Effects

       The rights are designed to protect and maximize the value of the outstanding equity interests in us in the event of an unsolicited attempt by an acquiror to take us over in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive our board of directors and our stockholders of any real opportunity to determine our future as a company. The rights were declared by our board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

       Subject to the restrictions described above, the rights may be redeemed by us at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

       However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Common Stock

       Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying dividends. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

       All outstanding shares of common stock are fully paid and nonassessable.

       Our common stock is listed on the New York Stock Exchange under the symbol “SLR.” The transfer agent and registrar for the common stock is Fleet National Bank N.A.

Delaware General Corporation Law Section 203

       We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

       The Section 203 restrictions do not apply if:

(1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status;

(2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the “voting stock”) that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares:

•	owned by directors who are also officers of the target corporation; or

•	held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

(3) if on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

       Generally, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

       This section summarizes the material U.S. federal income tax considerations relating to the exchange of outstanding notes for new notes pursuant to the exchange offer, and insofar as it relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation. The information provided below is based on laws, regulations, rulings and administrative and judicial decisions currently in effect, all of which are subject to change or different interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of exchanging the outstanding notes for new notes pursuant to the exchange offer or holding the new notes or common stock into which the new notes are convertible. This summary does not provide a complete analysis of all potential tax considerations. This summary generally applies only to investors that hold the outstanding notes and will hold the new notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”) or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes as part of a hedging or conversion transaction or straddle or persons deemed to sell notes under the constructive sale provisions of the Code) may be subject to special rules. Finally, this summary does not describe the effects of any applicable non-U.S., state or local tax laws.

       Investors considering the exchange of their outstanding notes for new notes pursuant to the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the exchange offer and the ownership and disposition of the new notes and the common stock into which the new notes are convertible arising under the U.S. federal estate or gift tax laws, non-U.S, state or local tax laws, and tax treaties.

       As used herein, the term “U.S. Holder” means a beneficial owner of notes that for U.S. federal income tax purposes is (1) a citizen or resident of the U.S., (2) a corporation organized under the laws of the U.S. or any state of the U.S. or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of notes or common stock that is not a U.S. Holder and not a partnership for U.S. federal income tax purposes. If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of a note or common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership.

Holders Participating in the Exchange Offer.

       The Exchange Offer. Generally, the modification of a debt instrument, whether effected pursuant to an amendment of the terms of the debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated for U.S. federal income tax purposes as an exchange of the existing debt instrument for a new debt instrument if there is deemed to be a “significant modification” of the existing debt instrument. There is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer.

Therefore, it is not entirely clear whether the exchange of the outstanding notes for new notes will be treated as a significant modification of the terms of the outstanding notes for U.S. federal income tax purposes. The exchange will be a significant modification if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. There is no authority interpreting the relevant U.S. Treasury regulations on this point. We believe that the differences between the terms of the outstanding notes and the new notes are not economically significant. On that basis, it is the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, that, while it is not free from doubt, the exchange of outstanding notes for new notes should not constitute a “significant modification” of the terms of the outstanding notes and, therefore, a U.S. holder should not recognize any gain or loss as a result of the exchange, and should have the same tax basis and holding period in the new notes as such U.S. Holder had in the outstanding notes immediately prior to the exchange. We therefore intend to take the position that the exchange of outstanding notes for new notes will not constitute an exchange for U.S. federal income tax purposes. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes to treat the exchange as not constituting a significant modification of the terms of the outstanding notes. Assuming that the exchange of outstanding notes for new notes does not constitute a significant modification of the outstanding notes, a U.S. Holder will not recognize any gain or loss as a result of the exchange, and will have the same tax basis and holding period in the new notes as such U.S. Holder had in the outstanding notes prior to the exchange.

       There is no statutory, administrative or judicial authority that specifically addresses a payment of cash consideration to the holders of notes as part of a transaction such as the exchange offer. Although the matter is not free from doubt, the payment of the cash consideration should be treated as ordinary income to holders participating in the exchange offer, and such payment will be reported to holders and the IRS in accordance with such treatment. Assuming that this position is correct, U.S. federal withholding tax at a 30% rate will apply to the receipt of the cash consideration by any Non-U.S. Holder participating in the exchange, unless the Non-U.S. Holder is eligible for a treaty exception or is engaged in a U.S. trade or business to which the cash consideration is effectively connected and, in either case, provides appropriate certification thereto. If we withhold tax from any payment and such payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder generally would be entitled to a refund of any tax withheld.

       Because there is no statutory, administrative or judicial authority that specifically addresses an exchange with the terms of the exchange offer, there can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the outstanding notes. If the exchange were treated as a significant modification of the terms of the outstanding notes, such exchange should be treated as a recapitalization for U.S. federal income tax purposes. If the exchange were treated as a recapitalization, a U.S. Holder should not recognize any loss as a result of the exchange, and should recognize gain in an amount equal to the lesser of the gain realized and the amount of the cash payment received. A U.S. Holder should have the same holding period and tax basis in the new notes as such holder had in the outstanding notes prior to the exchange, decreased by the amount of the cash payment received, and increased by the amount of gain recognized. Alternatively, the cash payment may be taxable in the same manner and to the same extent as described in the immediately preceding paragraph, in which case a U.S. Holder should not recognize gain or loss on the exchange of the outstanding notes for new notes, and such holder’s tax basis in the new notes should be the same as its tax basis in the outstanding notes immediately prior to the exchange. Whether the exchange would constitute a recapitalization would depend, in part, on whether the notes constitute “securities” for U.S. federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. Whether a debt instrument with a term between five and ten years qualifies as a security is unclear. Because holders have the right to require us to redeem the notes at certain times prior to maturity of the notes, the notes may be viewed as having terms of less than ten years and, as a result, may not constitute securities for U.S. federal income tax purposes.

       If the exchange were to constitute a significant modification of the terms of the outstanding notes, and either the outstanding notes or the new notes were not treated as securities, the exchange would be a taxable transaction for U.S. federal income tax purposes. In such case, a U.S. Holder generally should recognize gain or loss equal to the difference between such holder’s adjusted tax basis in the outstanding notes and the sum of the issue price of the new notes (as described below) plus the amount of the cash payment received. Alternatively, the cash payment may be taxable in the same manner and to the same extent as described in the second paragraph under “— Holders Participating in the Exchange Offer — The Exchange Offer” above.

       If the exchange of outstanding notes for new notes were treated as an exchange for U.S. federal income tax purposes (i.e., either a recapitalization or a taxable exchange), it would be necessary to determine the “issue price” of the new notes. If the new notes are treated as publicly traded for purposes of the original issue discount provisions of the Code, the issue price of the new notes would equal the fair market value of the new notes as of the date the new notes are issued. If the new notes are not treated as publicly traded for purposes of the original issue discount provisions of the Code but the outstanding notes are so treated, the issue price of the new notes would equal the fair market value of the outstanding notes as of the date the new notes are issued. In such case, the new notes would be issued with original issue discount if their stated redemption price at maturity (generally, the amount we are required to pay upon maturity of the new notes) exceeded their issue price, or, alternatively, would be issued with bond premium if a U.S. Holder’s adjusted tax basis in the new notes exceeded their stated redemption price at maturity.

       If both the outstanding notes and the new notes are not treated as publicly traded for purposes of the original issue discount provisions of the Code, then because the interest rate on the new notes is less than the applicable federal rate for a debt instrument with a term equal to the term of the new notes, the issue price of the new notes would equal their “imputed principal amount” within the meaning of the Code. The imputed principal amount of a new note generally would equal the sum of the present values of all payments due under the new note, using a discount rate equal to the long-term applicable federal rate in effect at the time of the exchange offer. In such case, a new note would be issued with original issue discount because the issue price of the new note would be less than its stated redemption price at maturity.

       Subject to a statutory de minimis rule, a U.S. Holder would be required to include any original issue discount in income on a constant yield to maturity basis over the term of the new notes and in advance of the receipt of cash payments attributable to such income. Subject to applicable limitations, a U.S. Holder may elect to amortize bond premium as an offset to interest income otherwise required to be included in income in respect of the new notes during the taxable year.

       In the event that the exchange of outstanding notes for new notes is treated as a taxable transaction for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder generally would not be subject to U.S. federal income tax unless the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain conditions are met. If a Non-U.S. Holder’s gain is effectively connected with its conduct of a trade or business in the United States, the Non-U.S. Holder generally would be subject to U.S. federal income tax on the net gain derived from the exchange. If the Non-U.S. Holder is a corporation, then such holder may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain. If the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain conditions are met, the Non-U.S. Holder would be subject to a flat 30% U.S. federal income tax on the gain derived from the exchange, which may be offset by U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

       In the event that the exchange of outstanding notes for new notes is treated as an exchange for U.S. federal income tax purposes (i.e., either a recapitalization or a taxable exchange), and the determination of the “issue price” of the new notes results in the new notes being issued with original issue discount, then payments to a Non-U.S. Holder that are attributable to original issue discount may be subject to U.S. federal withholding tax at a 30% rate (or a reduced rate under the terms of an applicable income tax treaty), in addition to any withholding tax applicable to payments of interest on the new notes, unless such payments are effectively connected with the U.S. Holder’s conduct of a trade or business in the United States and appropriate certification is provided. Payments of interest and original issue discount on the new notes to most Non-U.S. Holders generally should qualify as “portfolio interest”, and thus should be exempt from withholding tax, if the holders certify their nonresident status. The portfolio interest exemption would not apply to payments of interest to a Non-U.S. Holder that owns, directly or indirectly (including under applicable constructive ownership rules) at least 10% of our voting stock or is a “controlled foreign corporation” that is related to us through stock ownership. In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock, by vote or value, is owned, directly or indirectly (including under applicable constructive ownership rules), by one or more U.S. persons that each owns, directly or indirectly (including under applicable constructive ownership rules) at least 10% of the voting power of the corporation’s voting stock.

       Conversion. If a U.S. Holder participating in the exchange subsequently presents a new note for conversion, and we deliver solely cash for both the principal return and any amount in excess of the principal return, the U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the new note. The gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the holding period attributable to the new note exceeds one year at the time of the conversion. Long-term capital gains of non-corporate taxpayers are currently subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

       If a U.S. Holder participating in the exchange subsequently presents a new note for conversion, and we deliver cash for the principal return and common stock for any amount in excess of the principal return, the U.S. federal income tax treatment is not entirely clear because there is no statutory, administrative or judicial authority specifically addressing the tax consequences of such a payment upon conversion of a note. The cash payment may be treated as proceeds from the sale of a portion of the new note, and any common stock may be treated as received upon conversion of a portion of the new note. The U.S. Holder’s aggregate tax basis in the new note would be allocated between the portion of the new note treated as sold and the portion of the new note treated as converted into common stock based on their relative fair market values. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the new note treated as sold equal to the difference between the amount of cash received by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the portion of the new note treated as sold. The gain or loss recognized by a U.S. Holder would be long-term capital gain or loss if the holding period attributable to the new note exceeds one year at the time of the conversion. Long-term capital gains of non-corporate taxpayers are currently subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. With respect to the portion of the new note treated as converted, a U.S. Holder generally would not recognize any gain or loss. The tax basis allocated to the portion of the new note treated as converted into common stock would be the U.S. Holder’s tax basis in the common stock. The U.S. Holder’s holding period for the common stock would include the U.S. Holder’s holding period attributable to the new note. Alternatively, a U.S. Holder may be treated as exchanging the new note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder generally would not recognize loss, but generally would recognize capital gain in an amount equal to the lesser of the gain realized and the cash received. Such gain generally would be long-term capital gain if the U.S. Holder’s holding period attributable to the new note exceeds one year at the time of the conversion. Long-term capital gains of non-corporate taxpayers are currently subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. The U.S. Holder’s adjusted tax basis in the common stock received generally would equal the adjusted tax basis of the new note, decreased by the amount of cash received, and increased by the amount of gain recognized. U.S. Holders should consult their own tax advisors regarding the proper treatment of the receipt of a combination of cash and common stock upon conversion of a new note.

Holders Not Participating in the Exchange Offer. A holder of outstanding notes that does not exchange outstanding notes for new notes will have no U.S. federal income tax consequences as a result of the exchange offer.

       The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Investors considering the exchange of their outstanding notes for new notes pursuant to the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the exchange offer and the ownership and disposition of the new notes and the common stock into which the new notes are convertible arising under the U.S. federal estate or gift tax laws, non-U.S., state or local tax laws, and tax treaties.

LEGAL MATTERS

       The validity of the new notes and the common stock that may be issued upon conversion of the new notes offered by this prospectus and certain tax matters relating to the exchange offer in respect of which this prospectus is being delivered will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for Goldman, Sachs & Co. by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

       The consolidated financial statements and financial statement schedule of Solectron Corporation as of August 31, 2004 and 2003, and for each of the years in the three-year period ended August 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the August 31, 2004, consolidated financial statements refers to the company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on September 1, 2001.

ADDITIONAL INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Reports, proxy and information statements, and other information filed electronically by us with the SEC are available to the public at the SEC’s website at www.sec.gov. However, information on the SEC’s Web site does not constitute a part of this prospectus.

       In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC prior to the termination of the offering of the notes will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this offering is completed:

•	Our annual report on Form 10-K for the fiscal year ended August 31, 2004, filed with the SEC on November 5, 2004;

•	Our quarterly report on Form 10-Q for the quarter ended November 30, 2004, filed with the SEC on January 5, 2005; and

•	Our current reports on Form 8-K filed on September 15, 2004, November 17, 2004, January 13, 2005 and January 19, 2005.

       You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Solectron Corporation

847 Gibraltar Drive, Building 5
Milpitas, California 95035
Telephone: (408) 957-8500
Attn: Treasurer

MARKET DATA

       Market data incorporated by reference into this prospectus is based on independent industry sources, other publicly available information and the good faith estimates of our management.

       Although we are aware of no reason that would lead us to believe that such sources are not reliable, the accuracy and completeness of such information has not been independently verified by us and cannot be guaranteed.

Solectron Corporation

Offer to Exchange

$450,000,000 Principal Amount of its 0.50% Convertible Senior Notes, Series B
due 2034 Plus up to $1,125,000 in Cash ($2.50 per $1,000 Principal Amount)
for all of its Outstanding 0.50% Convertible Senior Notes due 2034

The exchange agent for the exchange offer is:

U.S. Bank National Association

       Letters of Transmittal and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

By Registered or Certified Mail or Hand Delivery:	By Facsimile Transmission: (For Eligible Institutions only)
U.S. Bank National Association Corporation Trust Operations Reorganization Unit 60 Livingston Avenue St. Paul, Minnesota 55107-2292 Attention: Specialized Finance	(651) 495-8158 Confirm by telephone: (651) 495-4738

The information agent for the exchange offer is:

       Any questions regarding procedures for tendering outstanding notes or requests for additional copies of this prospectus and letter of transmittal should be directed to the information agent:

17 State Street — 10th Floor

New York, NY 10004
Banks and Brokers Call (212) 440-9800
All others call Toll-Free (800) 460-0079

The dealer manager for the exchange offer is:
Goldman, Sachs & Co.

85 Broad St.

New York, New York 10004
Telephone: (800) 471-7731 (toll-free)

Prospectus dated                     , 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Certificate of Incorporation

       Article 11 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or as it may hereafter be amended, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

Bylaws

       Article VI of our Bylaws provides that we:

•	will indemnify each director and officer who is or was a director or officer of the corporation, who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation, or who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, and

•	may indemnify any person, other than directors and officers, who is or was an employee or agent of the corporation, who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation, or who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation,

•	against expenses, including attorneys’ fees, judgments, fines and other amounts actually and reasonably incurred in connection with any proceeding.

       Unless indemnification is mandated by law or the order, judgment or decree of any court of competent jurisdiction, we shall not indemnify any person if such indemnification:

•	would be inconsistent with a provision of our Certificate of Incorporation, Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or

•	would be inconsistent with any condition expressly imposed by a court in approving a settlement.

       Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.

       We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solectron, arising out of such person’s services as a director or officer of Solectron, any subsidiary of Solectron or any other company or enterprise to which the person provides services at the request of Solectron.

Item 21.	Exhibits and Financial Statement Schedule Exhibit Index

Exhibit
Number	Description

4.1	Form of Indenture between the Company and U.S. Bank National Association, as Trustee, with respect to the 0.50% Convertible Senior Notes, Series B due 2034.*
4.2	Indenture dated as of February 17, 2004 between the Company and U.S. Bank National Association, as Trustee, with respect to the 0.50% Convertible Senior Notes due 2034.(1)
4.3	Form of 0.50% Convertible Senior Notes, Series B due 2034 (contained in Exhibit 4.1).*
4.4	Form of 0.50% Convertible Senior Notes due 2034 (contained in Exhibit 4.2).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**
8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page of the initial filing of this Form S-4 and Amendment No. 1 hereto).
25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers.*
99.4	Form of Letter to Clients.*
99.5	Form of Letter to Holders.*
99.6	Form of Guidelines for Certification of Taxpayer Identification.*

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed on April 14, 2004 and incorporated herein by reference.

*	Previously filed.

**	To be filed by amendment.

Item 22.     Undertakings

       a.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       b.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

       c.     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       d.     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       e.     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 8th day of February, 2005.

SOLECTRON CORPORATION

By:	/s/ Kiran Patel

Kiran Patel
Executive Vice President and
Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

* Michael R. Cannon	President and Chief Executive Officer (Principal Executive Officer)	February 8, 2005

/s/ Kiran Patel Kiran Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 8, 2005

* Warren Ligan	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 8, 2005

* William A. Hasler	Chairman of the Board	February 8, 2005

* Heinz Fridrich	Director	February 8, 2005

* William R. Graber	Director	February 8, 2005

* Paul R. Low, Ph.D.	Director	February 8, 2005

* C. Wesley M. Scott	Director	February 8, 2005

Signature		Title	Date

* Cyril Yansouni		Director	February 8, 2005

* H. Paulett Eberhart		Director	February 8, 2005

* Richard A. D’Amore		Director	February 8, 2005

*By:	/s/ Kiran Patel Kiran Patel (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Indenture between the Company and U.S. Bank National Association, as Trustee, with respect to the 0.50% Convertible Senior Notes, Series B due 2034.*
4.2	Indenture dated as of February 17, 2004 between the Company and U.S. Bank National Association, as Trustee, with respect to the 0.50% Convertible Senior Notes, due 2034.(1)
4.3	Form of 0.50% Convertible Senior Notes, Series B due 2034 (contained in Exhibit 4.1).*
4.4	Form of 0.50% Convertible Senior Notes due 2034 (contained in Exhibit 4.2).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.**
8.1	Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page of the initial filing of this Form S-4 and Amendment No. 1 hereto).
25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Brokers.*
99.4	Form of Letter to Clients.*
99.5	Form of Letter to Holders.*
99.6	Form of Guidelines for Certification of Taxpayer Identification.*

(1)	Previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed on April 14, 2004 and incorporated herein by reference.

*	Previously filed.

**	To be filed by amendment.